                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF

                        TRAVELERS PROPERTY CASUALTY CORP.
                                       AT

                              $41.50 NET PER SHARE
                                       BY

                       THE TRAVELERS INSURANCE GROUP INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                 CITIGROUP INC.

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 19, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 22, 2000, BY AND AMONG CITIGROUP INC. ("PARENT"), THE TRAVELERS INSURANCE GROUP INC. (THE "PURCHASER") AND TRAVELERS PROPERTY CASUALTY CORP. (THE "COMPANY").

     THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD,
(A) UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT AND THE PURCHASER), (B) UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (C) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     MORGAN STANLEY & CO. INCORPORATED, FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED AN OPINION TO THE SPECIAL COMMITTEE ON BEHALF OF THE BOARD OF DIRECTORS TO THE EFFECT THAT THE CONSIDERATION TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT AND ITS SUBSIDIARIES) IN THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. SEE "SPECIAL FACTORS--OPINION OF FINANCIAL ADVISOR."

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER--SECTION 13. CERTAIN CONDITIONS TO THE OFFER."


                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A common stock, par value $.01 per share, of the Company (the "Shares" or the "Company Common Stock") should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "THE TENDER OFFER--Section
3. Procedures for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

                                --------------

                     The Dealer Manager for the Offer is:
                             SALOMON SMITH BARNEY
                    The Information Agent for the Offer is:
                           Innisfree M&A Incorporated

March 23, 2000

     ANY STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--SECTION 3. PROCEDURES FOR TENDERING SHARES."


     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Innisfree M&A Incorporated (the "Information Agent") or Salomon Smith Barney Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                --------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              TABLE OF CONTENTS

SUMMARY TERM SHEET .........................................................................      1

INTRODUCTION ...............................................................................      4

SPECIAL FACTORS ............................................................................      6
 Background of this Offer ..................................................................      6
 Recommendation of the Special Committee and the Company Board; Fairness of the Offer and
  the Merger ...............................................................................      7
 Opinion of Financial Advisor ..............................................................      9
 Position of Parent and the Purchaser Regarding Fairness of the Offer and the Merger .......     14
 Purpose and Structure of the Offer and the Merger; Reasons of Parent for the Offer and the
  Merger ...................................................................................     15
 Plans for the Company After the Offer and the Merger; Certain Effects of the Offer ........     15
 The Merger Agreement ......................................................................     16
 Dissenters' Rights ........................................................................     20
 Beneficial Ownership of Common Stock ......................................................     23
 Transactions and Arrangements Concerning the Shares .......................................     23
 Related Party Transactions ................................................................     24
 Interests of Certain Persons in the Offer and the Merger ..................................     26

THE TENDER OFFER ...........................................................................     26
 1. Terms of the Offer; Expiration Date ....................................................     26
 2. Acceptance for Payment and Payment for Shares ..........................................     28
 3. Procedures for Tendering Shares ........................................................     29
 4. Withdrawal Rights ......................................................................     31
 5. Certain U.S. Federal Income Tax Consequences ...........................................     32
 6. Price Range of Shares; Dividends .......................................................     32
 7. Certain Information Concerning the Company .............................................     33
 8. Certain Information Concerning Parent and the Purchaser ................................     35
 9. Source and Amount of Funds .............................................................     36
 10. Dividends and Distributions ...........................................................     36
 11. Certain Effects of the Offer on the Market for the Shares .............................     36
 12. Fees and Expenses .....................................................................     37
 13. Certain Conditions to the Offer .......................................................     37
 14. Certain Legal Matters .................................................................     38
 15. Miscellaneous .........................................................................     40

SCHEDULE I  ................................................................................    I-1
 1. Directors and Executive Officers of Parent .............................................    I-1
 2. Directors and Executive Officers of the Purchaser ......................................    I-6
 3. Directors and Executive Officers of the Company ........................................    I-6

SCHEDULE II ................................................................................   II-1

ANNEX A--AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 22, 2000, BY AND AMONG CITIGROUP
         INC., THE TRAVELERS INSURANCE GROUP INC. AND TRAVELERS PROPERTY CASUALTY CORP.  ...    A-1

ANNEX B--OPINION OF MORGAN STANLEY & CO. INCORPORATED ......................................    B-1

ANNEXC--EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE RELATING TO THE
        RIGHTS OF DISSENTING STOCKHOLDERS PURSUANT TO SECTION 262  .........................    C-1

                              SUMMARY TERM SHEET

     The Travelers Insurance Group Inc., an indirect wholly owned subsidiary of Citigroup Inc., is offering to purchase all the outstanding shares of Class A common stock of Travelers Property Casualty Corp. for $41.50 per share in cash. The following are some of the questions that you, as a stockholder of Travelers Property Casualty, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.


WHO IS OFFERING TO BUY MY SECURITIES?

     The offer to purchase all the outstanding shares of Class A common stock of Travelers Property Casualty is being made by The Travelers Insurance Group, a Connecticut corporation and an indirect wholly owned subsidiary of Citigroup. As of the date hereof, The Travelers Insurance Group beneficially owns 328,020,170 shares of the Company's Class B common stock which are immediately convertible into 328,020,170 shares of Class A common stock and which represent approximately 85% of the outstanding common stock of the Company and approximately 98% of the voting power thereof. The Travelers Insurance Group is a holding company with no business operations.

     Citigroup, a Delaware corporation, is a diversified holding company whose businesses provides some 100 million consumers, corporations, governments and institutions in 100 countries with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage and asset management. The 1998 merger of Citicorp and Travelers Group brought together such brand names as Citibank, Travelers, Salomon Smith Barney, Commercial Credit (now named CitiFinancial), and Primerica under Citigroup's trademark red umbrella.


WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of Travelers Property Casualty's outstanding Class A common stock.


HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $41.50 per Share, net to you in cash. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "INTRODUCTION" and "THE TENDER OFFER--Section 3. Procedures for Tendering Shares."


DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Citigroup, the parent company of The Travelers Insurance Group, will provide us with sufficient funds from its own resources to purchase all Shares validly tendered and not withdrawn in the Offer and to provide funding for the second-step merger of a newly formed subsidiary of The Travelers Insurance Group with and into Travelers Property Casualty which is expected to follow the successful completion of the Offer. We anticipate that all of these funds will be obtained from existing resources, including utilization of existing commercial paper facilities and internally generated funds of Citigroup and its subsidiaries. The Offer is not conditioned upon any financing arrangements. See "THE TENDER OFFER--Section 9. Source and Amount of Funds."


IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash, and all of our funding will come from existing resources, including utilization of existing commercial paper facilities and internally generated funds of Citigroup and its subsidiaries. Additionally, the Offer is not subject to any financing condition. See "THE TENDER OFFER-- Section 9. Source and Amount of Funds."


HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Wednesday, April 19, 2000, to decide whether to tender your Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "THE TENDER OFFER--Section 3. Procedures for Tendering Shares."


CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the Merger Agreement, we can extend the Offer. We have agreed in the Merger Agreement that we may extend the Offer from time to time until June 30, 2000 if certain conditions to the Offer have not been satisfied.


HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the Offer, we will inform Citibank, N.A. (which is the Depositary for the Offer) of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.


HOW DO I TENDER MY SHARES?

     To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal, to Citibank, N.A., the Depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company. If you cannot get something that is required to the Depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution to guarantee that the missing items will be received by the Depositary within three New York Stock Exchange, Inc. trading days. However, the Depositary must receive the missing items within that three- day trading period.


UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by May 21, 2000, you can withdraw them at any time after such time until we do accept your Shares for payment. This right to withdraw will not apply to any subsequent offering period. See "THE TENDER OFFER--Section 1. Terms of the Offer; Expiration Date."


HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw Shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.


WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors of the Company, based upon the unanimous recommendation of the Special Committee, (i) unanimously determined that each of the Offer and the Merger is fair to and in the best interests of the Company's stockholders (other than Citigroup and The Travelers Insurance Group),
(ii) unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, and (iii) unanimously recommends that you tender your Shares in the Offer and approve and adopt the Merger Agreement and the Merger.

FOLLOWING THE TENDER OFFER WILL TRAVELERS PROPERTY CASUALTY CORP. CONTINUE AS A PUBLIC COMPANY?

     No. If the Merger takes place, Travelers Property Casualty will no longer be publicly owned. Even if the Merger does not take place, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on the New York Stock Exchange, Inc. or other securities markets, there may not be a public trading market for the Shares and Travelers Property Casualty may cease being required to comply with SEC rules governing publicly-held companies.


WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL THE PUBLICLY TRADED SHARES OF TRAVELERS PROPERTY CASUALTY ARE TENDERED IN THE OFFER?

     Yes. Following the Offer, a subsidiary of The Travelers Insurance Group to be formed for such purpose will be merged with and into Travelers Property Casualty. If the Merger takes place, Travelers Property Casualty will become a privately owned company, and all of the remaining stockholders of Travelers Property Casualty (other than Citigroup and The Travelers Insurance Group) will receive $41.50 per Share in cash (or any other higher price per Share which is paid in the Offer).


IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the Merger described above takes place, stockholders not tendering in the Offer will receive the same amount of cash per Share which they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer. However, if for some reason the Merger does not take place, the number of stockholders and of Shares which are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any trading market) for the Shares. Also, as described above, Travelers Property Casualty may cease being required to comply with the SEC rules relating to publicly held companies.


WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On March 20, 2000, the last trading day before we announced the companies' agreement on the Offer and the Merger, the last sale price of the Shares reported on the NYSE was $33.6875 per Share. On March 22, 2000, the last full trading day prior to the commencement of the Offer, the last sale price of the Shares reported on the NYSE was $41.00 per Share. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares.


WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Innisfree M&A Incorporated at (212) 750-5833 (call collect) or (888) 750-5835 (call toll free) or Salomon Smith Barney at 1-800-996-7920 (call toll free). Innisfree M&A Incorporated is acting as the information agent for our Offer and Salomon Smith Barney is acting as the Dealer Manager for our Offer. See the back cover of this Offer to Purchase.

To the Holders of Class A Common Stock
of Travelers Property Casualty Corp.:


                                  INTRODUCTION

     The Travelers Insurance Group Inc., a Connecticut corporation (the "Purchaser"), hereby offers to purchase all the outstanding shares of Class A common stock, par value $.01 per share (the "Shares" or the "Company Common Stock"), of Travelers Property Casualty Corp., a Delaware corporation (the "Company"), at $41.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the "Offer"). The Purchaser is an indirect wholly owned subsidiary of Citigroup Inc., a Delaware corporation ("Parent"). As of the date hereof, the Purchaser beneficially owned 328,020,170 shares of the Company's Class B common stock, par value $.01 per share (the "Class B Common Stock"), which are immediately convertible at the option of Parent into 328,020,170 Shares and represent approximately 85% of the outstanding common stock of the Company and approximately 98% of the voting power thereof. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Salomon Smith Barney Inc., as the Dealer Manager (the "Dealer Manager"), Innisfree M&A Incorporated, as the Information Agent (the "Information Agent"), and Citibank, N.A., as the Depositary (the "Depositary"), incurred in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE COMPANY BOARD (THE "SPECIAL COMMITTEE"), (A) UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT AND THE PURCHASER),
(B) UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (C) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     MORGAN STANLEY & CO. INCORPORATED ("MORGAN STANLEY"), FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED AN OPINION TO THE SPECIAL COMMITTEE ON BEHALF OF THE COMPANY BOARD TO THE EFFECT THAT THE CONSIDERATION TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT AND ITS SUBSIDIARIES) IN THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. SEE "SPECIAL FACTORS--OPINION OF FINANCIAL ADVISOR."

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER--
SECTION 13. CERTAIN CONDITIONS TO THE OFFER."

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 22, 2000 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser intends to transfer all of the Shares purchased by it in the Offer and all of the shares of Class B Common Stock held by the Purchaser to a newly-formed, wholly owned subsidiary of the Purchaser ("Merger Sub"). Merger Sub will then be merged with and into the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Following the Merger, the Company shall be the surviving corporation (the "Surviving Corporation") and the separate existence of Merger Sub shall cease. At the effective time of the Merger (the "Effective Time"), (i) each issued and outstanding Share (other than Shares held by Parent and the Purchaser (except for Shares held in a fiduciary or similar capacity on behalf of third parties or held on account of a debt previously contracted) and Shares held by stockholders who have properly exercised dissenters' rights (the "Dissenting Shares") under the DGCL) will be converted into and represent the right to receive the Offer Price

(the "Merger Consideration"), and (ii) each share of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock"), then issued and outstanding will be converted into and become one share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). See "SPECIAL FACTORS--The Merger Agreement" for a description of the Merger and the Merger Agreement.

     If the Purchaser owns 90% or more of the outstanding Shares as a result of the Offer and continues to hold at least 90% of the outstanding Class B Common Stock, then the Purchaser intends to transfer all of the Shares purchased by the Purchaser in the Offer and its Class B Common Stock to Merger Sub and cause Merger Sub to effect the Merger as a "short-form" merger under the DGCL, without a vote of the stockholders of the Company (a "Short-Form Merger"). If following the purchase of Shares pursuant to the Offer, the Purchaser owns in the aggregate less than 90% of the Shares outstanding, the Purchaser has agreed to convert such number of shares of Class B Common Stock into Company Common Stock to the extent that, after giving effect to such conversion, Parent and the Purchaser would own in the aggregate the number of Shares necessary to effect a Short-Form Merger. If a vote of the stockholders of the Company is necessary to effect the Merger, each of Parent and the Purchaser have agreed in the Merger Agreement to vote or cause to be voted all Shares owned by it and its subsidiaries in favor of the approval and adoption of the Merger Agreement and the Merger. See "SPECIAL FACTORS--The Merger Agreement."

     The Purchaser has been advised by the Company that, to the best of the Company's knowledge, all of the Company's officers and directors, other than those individuals, if any, for whom the tender of Shares could cause them to incur liability under the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the extent their shares are Restricted Shares (as defined in the Merger Agreement), currently intend to tender all Shares owned by them pursuant to the Offer. See "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger."

     The information contained in this Offer to Purchase concerning the Company, including, without limitation, information about the deliberation of the Company Board and the Special Committee in connection with the Offer and the Merger and the opinion of Morgan Stanley, the Special Committee's financial advisor, was supplied by the Company. Neither of Parent nor the Purchaser takes any responsibility for the accuracy of such information.

     STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                SPECIAL FACTORS


BACKGROUND OF THIS OFFER

     In February 1999, Parent began to examine strategic alternatives with respect to Parent's ownership interest in the Company including: (i) proposing that the Company expand its buyback program with respect to the Shares through a possible tender offer by the Company for Shares; (ii) the sale of the Company; (iii) the acquisition of the publicly-held Shares; and (iv) continuing its ownership interest in the Company at current levels. Parent retained Salomon Smith Barney to render financial advisory and investment banking services to Parent in connection with the review of Parent's alternatives with respect to Parent's ownership interest in the Company.

     On March 3, 2000, at a meeting of the Company Board, a representative of Parent advised the Company Board that Parent was examining strategic alternatives with respect to its ownership position in the Company. The Company Board determined that in view of possible conflicts of interest, it was advisable to form the Special Committee, consisting of Leslie B. Disharoon and Frank J. Tasco, neither of whom are employed by or affiliated with the Company (except in their capacities as directors) or Parent or any of its affiliates, to examine on behalf of the Company its strategic alternatives. Mr. Disharoon was appointed as Chairman of the Special Committee. The Special Committee was authorized by the Company Board to retain legal and financial advisors to assist it in its examination and to receive, study, negotiate and make recommendations to the Company Board in connection with any proposed transaction from Parent.

     Subsequently, the Special Committee hired outside counsel and, on March 10, 2000, the Special Committee retained Morgan Stanley to act as financial advisor to the Special Committee.

     From approximately March 11, 2000 through March 19, 2000, the Special Committee and its advisors reviewed certain public and non-public information with respect to the Company. The Special Committee asked Morgan Stanley to prepare an analysis as to the range of values of the Shares to assist it in evaluating potential strategic alternatives. During this time, Morgan Stanley also discussed with the management of the Company the business, financial condition and prospects of the Company.

     At a regularly scheduled meeting of the Company Board on March 20, 2000, the members of the Special Committee updated the Company Board on the status of its work and informed the Company Board that it was meeting with its financial advisor later that day to discuss the outcome of its review. Following the meeting of the Company Board, the Special Committee met with its legal and financial advisors on March 20, 2000 to discuss Morgan Stanley's valuation of the Shares.

     Prior to this meeting, the Chairman of the Special Committee had been informally advised by a representative of Parent that Parent's management was prepared to recommend to Parent's Board of Directors that Parent make an offer to acquire the publicly-held Shares at a price no higher than the mid to high $30's. Following a presentation from Morgan Stanley as to its evaluation of the value range of the Shares and discussion among the Special Committee and its legal and financial advisors, a representative of the Special Committee was instructed by the Special Committee to inform Parent's representatives that the Special Committee believed that a price of $42.00 would be necessary in order for the Special Committee to approve a transaction. Representatives of Parent indicated that they would not be willing to pay $42.00 per share and reiterated their proposal to pay a price in the mid to high $30's. Following further discussions and negotiations with the Special Committee and its representatives, representatives of Parent indicated a willingness to recommend to Parent's Board that Parent propose to acquire the publicly-held Shares at a price of $41.50 per Share in cash but stated that they would not be willing to recommend that Parent pay a higher price. The Special Committee consulted with its advisors and determined, based in part upon the advice of Morgan Stanley, that $41.50 per Share was a fair price and that accepting an offer at that price would be in the best interests of the public stockholders of the Company, and determined to advise Parent that it would recommend that the Company's stockholders accept such an offer, if one were made by Parent.

     On the morning of March 21, 2000, at a regularly scheduled meeting, the Board of Directors of Parent authorized management to make a proposal to acquire all of the publicly-held Shares at a price of $41.50 per

Share. Parent promptly communicated its formal proposal to the members of the Special Committee. Morgan Stanley issued its opinion that, as of March 21, 2000, the Offer Price of $41.50 per share was fair from a financial point of view to the stockholders of the Company (other than Parent and its subsidiaries). See "SPECIAL FACTORS--Opinion of Financial Advisor."

     The Company instructed the NYSE that material news regarding the Company was likely to be issued shortly. The NYSE halted trading in the Company Common Stock pending release of the announcement regarding the Offer and the Merger. Parent and the Company issued press releases regarding the proposal.

     During the afternoon of March 21, 2000, there was a special meeting of the full Company Board. All directors, including both members of the Special Committee, were present in person at the meeting, as well as Morgan Stanley and representatives of Skadden, Arps, Slate, Meagher & Flom LLP and Wachtell, Lipton, Rosen & Katz, as Parent's and the Special Committee's respective legal advisors. The Special Committee discussed the negotiations with representatives of Parent and indicated that it accepted and approved Parent's offer to acquire the publicly-held Shares at a price of $41.50 per Share, found such price to be fair and in the best interests of the Company and its stockholders (other than Parent and the Purchaser) and recommended that the Company Board approve the proposed transaction and that Company's stockholder accept the Offer and approve the Merger. The Company's management reviewed the terms of the transaction and Morgan Stanley summarized the detailed analysis that it had presented to the Special Committee and advised the Company Board of the opinion it had rendered with respect to the proposed transaction. The members of the Company Board then discussed with Company management, the members of the Special Committee, their advisors and its advisors the recommendation of the Special Committee and various other matters relating to the proposed transaction. After deliberation and consideration, the Company Board unanimously determined to accept the Special Committee's recommendation and concluded that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders (other than Parent and the Purchaser), approved the Offer and Merger, and recommended that the Company's stockholders accept the Offer and tender their Shares and approve the Merger.

     On March 22, 2000, Parent, the Purchaser and the Company entered into the Merger Agreement.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

Recommendation of the Special Committee and the Company Board

     The Company. On March 21, 2000, the Special Committee unanimously determined that each of the Offer and the Merger is fair to and in the best interest of the stockholders of the Company (other than Parent and the Purchaser), unanimously determined to recommend that the Company Board approve and adopt the Offer and the Merger and to unanimously determined to recommend to the Company's stockholders that they accept the Offer and tender their Shares pursuant to the Offer and approve the Merger. At a meeting held on March 21, 2000, the Company Board unanimously determined to accept the Special Committee's recommendation and determined that each of the Offer and the Merger is fair to and in the best interests of the stockholders (other than Parent and the Purchaser), unanimously approved and adopted the Offer and the Merger, and unanimously determined to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger.

Fairness of the Offer and the Merger

     The Special Committee. In reaching the conclusions described above, the Special Committee considered a number of factors, including but not limited to the following:

          (i) the opinion of Morgan Stanley that, based upon and subject to the assumptions and limitations set forth therein, the $41.50 per Share cash consideration to be received by the Company's stockholders (other than Parent and its subsidiaries) in the Offer and Merger is fair from a financial point of view to such stockholders, see "SPECIAL FACTORS--Opinion of Financial Advisor";

          (ii) the presentations of Morgan Stanley that involved various valuation analyses of the Company, see "SPECIAL FACTORS--Background of this Offer" and "SPECIAL FACTORS--Opinion of Financial Advisor";

          (iii) the fact that the terms of the Offer were determined through arm's-length negotiations between Parent and the Special Committee and its financial and legal advisors, all of whom are unaffiliated with Parent, and the judgment of the Special Committee and Morgan Stanley that, based upon the negotiations that had transpired, a price higher than $41.50 per Share could not likely be obtained and that further negotiations with Parent could cause Parent to abandon the transaction, or possibly to commence a tender offer at a price less than $41.50 per Share;

          (iv) the Company's business, financial condition, results of operations, prospects, current business strategy, competitive position in its industry and general economic and stock market conditions;

          (v) the historical market prices of the Shares and recent trading activity of the Shares, including the fact that the $41.50 per Share price represents a premium in excess of 23% over the closing sale price on the NYSE on March 20, 2000, the last full trading day prior to the time the Company announced it had approved the Offer by Parent, and a premium in excess of 30% over the price, see "SPECIAL FACTORS--Opinion of Financial Advisor";

          (vi) Parent's ownership of approximately 85% of the currently outstanding common stock of the Company and the effects of such ownership on the alternatives available to the Company; the fact that Parent had considered certain alternatives with respect to its ownership interest in the Company and determined to offer to acquire the publicly-held Shares; and the fact that, as a practical matter, no such alternatives potentially available to the Company could be effected without the support of Parent; and the consequences of continuing to operate the Company as a majority-owned subsidiary of Parent;

          (vii) the fact that there are no unusual requirements or conditions to the Offer and the Merger; and the fact that Parent has the financial resources to consummate the Offer and the Merger expeditiously;

          (viii) the fact that the consideration to be paid in the Offer and the Merger to holders of Shares is all cash;

          (ix) the fact that the transaction has been structured to include a first-step cash tender offer for all of the outstanding Shares, thereby enabling stockholders who tender their Shares to promptly receive $41.50 per Share in cash, and the fact that any public stockholders who do not tender their Shares will receive the same cash price per Share in the subsequent Merger;

          (x) the possible conflicts of interest of certain directors and members of management of both the Company and Parent discussed below under "SPECIAL FACTORS--Interests of Certain Persons in the Offer and the Merger"; and

          (xi) the fact that stockholders who do not tender their Shares pursuant to the Offer will have the right to dissent from the Merger and to demand appraisal of the fair value of their Shares under the DGCL, whether or not a shareholder vote is required, see "SPECIAL FACTORS--Dissenters' Rights."

     The Company Board. In reaching its determinations referred to above, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Morgan Stanley that, based upon and subject to the assumptions stated therein, the $41.50 per Share to be received by the stockholders of the Company (other than Parent and its subsidiaries) in the Offer and the Merger is fair from a financial point of view to such holders, and the analysis presented by Morgan Stanley to the Company Board; and
(iii) the fact that the Offer Price and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and Parent.

     The members of the Company Board, including the members of the Special Committee, evaluated the Offer and the Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors.

     The Company Board, including the members of the Special Committee, believes that the Offer and Merger are procedurally fair because, among other things: (i) the Special Committee consisted of independent directors appointed to represent the interests of stockholders (other than Parent and the Purchaser); (ii) the Special

Committee retained and was advised by its own independent legal counsel; (iii) the Special Committee retained and was advised by Morgan Stanley, as its independent financial advisor, to assist it in evaluating a potential transaction with Parent and the Purchaser; (iv) the nature of the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; (v) the fact that the $41.50 per Share price resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of Parent, on the other; and
(vi) the fact that the Special Committee is a mechanism well established under Delaware law to ensure fairness in transactions of this type.

     The Company Board and the Special Committee recognized that the Merger is not structured to require the approval of a majority of the stockholders of the Company other than Parent and the Purchaser, and that the Purchaser currently has sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company.

     The Special Committee and the Company Board also recognized that, while consummation of the Offer and the Merger will result in all stockholders (other than Parent and the Purchaser) being entitled to receive $41.50 in cash for each of their Shares, it will eliminate the opportunity for current stockholders (other than Parent and the Purchaser) to participate in the benefit of increases, if any, in the value of the Company's business following the Merger. Nevertheless, the Special Committee and the Company Board concluded that this fact did not justify foregoing the receipt of the immediate cash premium represented by the $41.50 per Share price.

     Neither the Special Committee nor the Company Board considered the liquidation of the Company's assets and neither considered liquidation to be a viable course of action based on Parent's desire for the Company to continue to conduct its business as a subsidiary of Parent. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger.

     In view of the wide variety of factors considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the Company Board found it practicable to, and did not, qualify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

     The foregoing discussion of the information and factors considered and given weight by the Special Committee and the Company Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Company Board.

     THE COMPANY BOARD, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, (A) UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN PARENT AND THE PURCHASER), (B) UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND (C) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.


OPINION OF FINANCIAL ADVISOR

     Morgan Stanley has acted as financial advisor to the Special Committee in connection with the Offer and the Merger, as described under "SPECIAL FACTORS--Background of this Offer." On March 21, 2000, Morgan Stanley delivered its opinion to the Special Committee on behalf of the Company Board that, as of the date of such opinion, the $41.50 per Share in cash to be received by the holders of Shares (other than Parent and its subsidiaries) in the Offer and the Merger is fair from a financial point of view to such stockholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED MARCH 21, 2000 (THE "FINANCIAL ADVISOR OPINION"), WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

   In arriving at its opinion, Morgan Stanley, among other things:

          o reviewed certain publicly available financial statements and other information regarding the Company;

          o reviewed internal financial statements and other financial and operating data concerning the Company prepared by the Company's management;

          o reviewed financial projections prepared by the Company's management;

          o reviewed stock price and trading activity information for the Shares;

          o compared the financial performance of the Company and the prices and trading activity of the Shares with those of certain other publicly traded companies and their securities that it deemed comparable to the Company and the Shares;

          o reviewed the publicly available financial terms of certain purchase transactions that it deemed comparable to the Offer and the Merger;

          o reviewed actuarial reports prepared by the Company with respect to reserve adequacy of the Company;

          o participated in discussions and negotiations among representatives of the Company and the Purchaser and their financial and legal advisors; and

          o performed such other analyses and reviewed such other documents as it deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied, without independent verification, upon the accuracy and completeness of the information reviewed by or discussed with it. With respect to financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make any independent valuation or appraisal of the Company's assets or liabilities and it was not provided with any independent valuations or appraisals. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and it did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets. Morgan Stanley's opinion was necessarily based on information available to it as of, and economic, market and other conditions as in effect on, the date of the opinion.

     MORGAN STANLEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF THE SPECIAL COMMITTEE ON BEHALF OF THE COMPANY BOARD IN ITS EVALUATION OF THE OFFER AND THE MERGER AND THE OPINION IS NOT INTENDED TO BE, NOR DOES IT CONSTITUTE, A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO WHETHER SUCH HOLDER SHOULD TENDER SHARES IN THE OFFER OR VOTE IN FAVOR OF THE MERGER, IF APPLICABLE.

     In connection with rendering its opinion, Morgan Stanley made a presentation to the Special Committee on March 20, 2000 with respect to the material analyses performed by Morgan Stanley in evaluating the fairness of the offer price. The following is a summary of the material aspects of that presentation, which includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY MORGAN STANLEY, THE TABLES MUST BE READ TOGETHER WITH THE TEXT THAT ACCOMPANIES THEM. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to March 20, 2000, and is not necessarily indicative of current or future market conditions.

     Executive Summary. Morgan Stanley reviewed for the Special Committee the Company's strategic position within the insurance industry, noting among other things its highly-regarded management, its top-tier market position in key products, its 3-year average return on equity percentage of 15.1% compared to the Company's property and casualty insurance peer group median 3-year return on equity of 10.9%, and its 3-year operating income growth of 9.0% compared to the Company's property and casualty insurance peer group median 3-year operating income growth of 5.7%. Morgan Stanley also noted, however, the Company's depressed equity market valuation, which it believed to be a reflection of, among other things, the overall property and casualty insurance sector's deterioration of pricing and top-line growth, reduction in reserve margins, accumulation of excess capital and general lack of investor interest in the sector. Morgan Stanley noted that the sector's difficulties have resulted in a sector price to earnings ratio of only 39.7% of the S&P 500 as of March 17, 2000 compared to the 59.4% ratio at the time of the Company's initial public offering in 1996.

     Comparable Company Analysis. Morgan Stanley compared certain financial information of the Company with the following companies, which Morgan Stanley believed to be appropriate for comparison: America International Group, Inc.; The Chubb Corporation; CNA Financial Corporation; The Hartford Financial Services Group, Inc.; The St. Paul Companies, Inc.; The Allstate Corporation; Ohio Casualty Corporation and SAFECO Corporation. The financial information compared included market capitalization, current per share stock price, price as a percentage of the previous 52-weeks' high and low sales prices, the ratio of price to estimated earnings per share for 2000 and 2001, the ratio of price to book value per share, the ratio of price to adjusted book value per share, five year projected growth rates, return on average equity based on 2000 median earnings estimates by Institutional Brokers Estimate System ("IBES"), a data service that monitors and publishes a compilation of earnings estimates regarding companies of interest to institutional investors produced by selected research analysts, the ratio of debt to total capital and the ratio of debt plus the value of outstanding redeemable and tax-deductible preferred stock to total capital. The market price information used in this analysis was as of March 16, 2000. Balance sheet information was as of December 31, 1999, except for the balance sheet information of the Company and Ohio Casualty, which was as of December 31, 1999. The earnings per share estimates used were based on estimates as of March 16, 2000 by IBES.


     This data provided a framework for an analysis of indicative public market trading values that led to the following:

                                                 TRADING RANGE
                                                  RELEVANT TO
                        COMPARABLE COMPANY     MORGAN STANLEY'S         IMPLIED
                           TRADING RANGE           ANALYSIS           VALUE RANGE
                       --------------------   ------------------   -----------------
2000 IBES MEDIAN       7.0x -- 11.0x          9.5x -- 10.5x        $34.68 -- $38.33
 EARNINGS PER SHARE
2001 IBES MEDIAN       6.0x -- 10.0x          8.5x --  9.5x        $33.58 -- $37.53
 EARNINGS PER SHARE
2000 MANAGEMENT        7.0x -- 11.0x          9.5x -- 10.5x        $36.00 -- $39.79
 ESTIMATED
 EARNINGS PER SHARE
2001 MANAGEMENT        6.0x -- 10.0x          8.5x --  9.5x        $32.75 -- $36.60
 ESTIMATED
 EARNINGS PER SHARE
DECEMBER 31, 1999      1.00x -- 1.50x         1.40x -- 1.50x       $32.49 -- $34.81
 BOOK VALUE PER
 SHARE

     The foregoing analysis implied a valuation reference range for the Shares of $33.00 to $38.00.

     Going Private Premiums Analysis. Morgan Stanley compared certain financial and ownership information with respect to the transaction with the same information with respect to certain other "going private" transactions including transactions in the insurance industry that Morgan Stanley believed to be appropriate for comparison: Allmerica Financial Corporation's acquisition of Citizens Corporation; Orion Capital Corporation's acquisition of Guaranty National Corporation; American General Corporation's acquisition of Western National Corporation; Anthem Insurance Companies Inc.'s acquisition of Acordia, Inc.; Zurich Centre Investment Limited's acquisition of Zurich Reinsurance Centre Holdings, Inc.; Allmerica Financial Corporation's acquisition of Allmerica Property & Casualty Companies Inc.; Conseco, Inc.'s acquisition of CCP Insurance Inc.; Conseco, Inc.'s acquisition of Bankers Life Holdings Corporation; Berkshire Hathaway Inc.'s acquisition of GEICO Corporation; and SCOR S.A.'s acquisition of SCOR U.S. Corporation. The financial information compared included the per share consideration paid in the transaction, the aggregate consideration paid in the transaction and the premium of the price per share paid in the acquisition over (a) the unaffected market price per share of the target, (b) the market price on the day prior to the public announcement and (c) the all-time high market price. The ownership information compared was the ownership position of the acquiror prior to the going private transaction.

     Morgan Stanley observed the following for the insurance industry transactions and the general transactions (including the insurance industry transactions):

                                                       PREMIUM OF THE PRICE PER SHARE OVER
                                      ----------------------------------------------------------------------
                                                                   PRICE DAY PRIOR TO
                                       UNAFFECTED MARKET PRICE        ANNOUNCEMENT       ALL-TIME HIGH PRICE
                                      -------------------------   -------------------   --------------------
MEAN (ALL TRANSACTIONS) ...........              24.7%                    21.1%                 (19.9%)
MEDIAN (ALL TRANSACTIONS) .........              21.3                     19.0                  (11.1)
MEAN (INSURANCE INDUSTRY
 TRANSACTIONS) ....................              24.3                     22.1                   (4.6)
MEDIAN (INSURANCE
 INDUSTRY TRANSACTIONS) ...........              24.3                     20.3                   (2.0)

     Morgan Stanley then determined the going private premium analysis implied a value reference range for the Shares of $40.00 to $48.00, based on a public market trading range for the Shares of $33.00 to $38.00 and representative premiums of transaction price to public market trading range in the precedent going private transactions of 10.0%, 20.0% and 30.0%.

     Discounted cash flow analysis. Morgan Stanley performed a discounted cash flow analysis to calculate the present value of the stand-alone unlevered free cash flows that the Company would generate from January 1, 2000 through December 31, 2010 assuming that the Company's operating performance would be as reflected in a model developed by Morgan Stanley after consultation with the Company's management.

     Morgan Stanley discounted the estimated unlevered free cash flows provided by the model using discount rates of 10.0%, 10.5% and 11.0%. Morgan Stanley calculated terminal values based on price to earnings multiples of 11 times estimate GAAP earnings in 2011, 12 times estimated GAAP earnings in 2011 and 13 times estimated GAAP earnings in 2011, and then discounted these terminal values using the discount rates of 10.0%, 10.5% and 11.0%. The implied range of values calculated by Morgan Stanley for the Shares derived from the discounted cash flows analysis ranged from approximately $40.00 to $47.00 per Share. Morgan Stanley also performed sensitivity analyses of its discounted cash flow model by varying certain measures of profitability, operating leverage and assumed revenue growth rates.

     The model developed by Morgan Stanley incorporated certain estimates and projections of the Company's management as to the potential future financial performance of the Company, including the following estimates with respect to the 2000 and 2001 fiscal years (in millions):

                                  FISCAL YEAR 2000 (ESTIMATED)     FISCAL YEAR 2001 (ESTIMATED)
Revenues .....................            $  10,529.50                    $  11,037.50
Losses and Expenses ..........                8,596.90                        8,955.40
Federal Income Tax ...........                  472.60                          532.10
Operating Income .............                1,460.00                        1,550.00

     The Company does not, as a matter of course, make public forecasts or projections as to future revenues, earnings or other income statement data, including the information set forth above, and such information was not prepared with a view to public disclosure. However, in connection with Parent's controlling interest in the Company, Parent or its affiliates have received certain analyses prepared by the Company including the budget information provided above. Such information has been included in this document for the limited purpose of giving the Company's stockholders access to financial projections by the Company's management available to Parent in connection with its consideration of the Offer and considered by Morgan Stanley in rendering its opinion. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above.

   Other Analyses. Morgan Stanley also conducted certain other analyses that it deemed relevant including:

          o compared the performance of the Shares to the performance of the S&P 500 since the Company's initial public offering in April 1996 (noting that the Shares had performed comparably to the S&P 500 during the two years following the Company's initial public offering but that the Shares had lagged significantly behind the S&P 500 since that time);

          o compared the performance of the Shares to the performance of the S&P 500 over the 52 weeks prior to March 17, 2000 (noting that the Shares had generally lagged behind the S&P 500 during that period);

          o compared the performance of the Shares to the performance of the companies in the property and casualty insurance sector, the performance of the S&P 500 and the performance of the S&P Financial Index (noting that the performance of the property and casualty insurance sector had lagged significantly behind the performance of the S&P 500 and the S&P Financial Index);

          o reviewed the historical next-twelve-month price to earnings ratio and historical price to book value per share ratio from 1990 to March 17, 2000 for the property and casualty insurance sector generally and from the time of the Company's initial public offering to March 17, 2000 for the Company (noting that the ratio of next-twelve-months price to earnings for the sector had declined from a mean range of 11.0x to 14.0x for the 2-year period from June 1996 to August 1998 to a mean range of 8.0x to 11.0x for the 2-year period from September 1998 to March 17, 2000, and that the ratio of price to book value per share for the sector for those periods had declined from a mean range of 1.75x to 2.50x to a mean range of 1.25x to 1.75x); and

          o compared the price to 2000 estimated earnings ratios, the price to 2001 estimated earnings ratios, price to book value per share ratios and 2000 estimated return on equity percentage for: the Company; certain peer companies in the property and casualty insurance sector; and the mean figures for the Company and the sector combined (all prices as of March 17, 2000) (noting that the Company had a price to 2000 estimated earnings ratio and a price to 2001 estimated earnings ratio below the mean figure for the Company and the sector combined, but that it had a price to book value per share ratio and 2000 estimated return on equity above the mean figure for the Company and the sector combined).

     Morgan Stanley and the members of the Special Committee discussed the foregoing analyses and the value ranges for the Shares indicated by each of them. Based on the foregoing, Morgan Stanley concluded that the summary indicative value range for the Shares was $38.00 to $48.00.

     The preceding discussion is a summary of the material financial analyses furnished by Morgan Stanley to the Special Committee, but it does not purport to be a complete description of the analyses performed by Morgan Stanley or of its presentation to the Special Committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. Morgan Stanley made no attempt to assign specific weights to particular analyses or factors considered, but, rather, made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Morgan Stanley believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Morgan Stanley, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Morgan Stanley and its opinion. With regard to the comparable companies analyses summarized above, Morgan Stanley selected comparable public companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses summarized above is identical to the Company. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies to which the Company is being compared. In its analyses, Morgan Stanley made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of the Company, the Special Committee, the Company's board of directors, Morgan Stanley or any other person assumes responsibility if future results or actual values differ materially from the estimates.

     Morgan Stanley's analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the Offer Price and were provided to the Special Committee in that connection. The opinion of Morgan Stanley was only one of the factors taken into consideration by the Special Committee in making its determination to recommend that the Company Board approve the Offer and the Merger. The opinion of Morgan Stanley was not intended to be and does not constitute a recommendation to any holder of the Shares as to whether any such holder should tender the Shares in the Offer or, if applicable, vote in favor of the Merger.

     The Special Committee retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is a nationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, financing and financial advisory services in addition to its investment banking activities. In the ordinary course of its trading, brokerage, and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities or senior loans of the Company, the Purchaser or their affiliates.

     Pursuant to Morgan Stanley's engagement letter, the Company agreed to pay Morgan Stanley an advisory fee upon commencement of its engagement of $350,000 for the first month of the assignment and up to $75,000 per month for each month thereafter. The Company also agreed to pay an opinion fee of $5,000,000 upon and in connection with delivering its fairness opinion. If the Offer is completed, the Company has agreed to pay Morgan Stanley a transaction fee against which the advisory and opinion fees will be credited. The transaction fee will be calculated by multiplying 0.40% times the total dollar value of the consideration paid for acquiring the publicly held Shares. The full transaction fee is payable at the time at which 95% or more of the Company's Common Stock is controlled by the Purchaser and its affiliates. In addition, the Company also has agreed to reimburse Morgan Stanley for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement and to indemnify Morgan Stanley against certain liabilities and expenses relating to or arising out of its engagement

     A copy of the Morgan Stanley opinion is included as Exhibit (c)(1) to the Schedule TO. A copy of Morgan Stanley's presentation to the Special Committee on March 20, 2000 is included as Exhibit (c)(2) to the Schedule TO.


POSITION OF PARENT AND THE PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

     Parent and the Purchaser believe that the consideration to be received by the Company's stockholders (other than Parent and the Purchaser) pursuant to the Offer and the Merger is fair to and in the best interests of the Company's stockholders (other than Parent and the Purchaser). Parent and the Purchaser base their belief on the following factors: (i) the conclusions and recommendations of the Special Committee that each of the Offer and the Merger is fair to and in the best interests of the Company, (ii) the fact that the Offer and the Merger and the other terms and conditions of the Merger Agreement were the result of arm's length, good faith negotiations between the Special Committee and Parent and their respective advisors, (iii) the fact that the Company Board received an opinion from Morgan Stanley that the $41.50 per Share in cash to be received by the holders of Shares (other than Parent and its subsidiaries) in the Offer and the Merger is fair from a financial point of view to such stockholders, (iv) the historical and projected financial performance of the Company and its financial results, (v) the fact that the consideration to be paid in the Offer represents a premium of in excess of 23% over the reported closing sale price on the last full trading day prior to the announcement of the proposed transaction and a premium in excess of 30% over the one-month average closing sale price, (vi) the fact that the consideration to be paid in the Offer represents a multiple of 1.80 times the Company's December 31, 1999 book value per share, and (vii) the Offer and the Merger will each provide consideration to the stockholders entirely in cash.

     Parent or the Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. The liquidation of the Company's assets was not considered to be a viable course of action based on Parent's desire for the Company to continue to conduct its business as a subsidiary of Parent. Therefore, no appraisal of liquidation value was sought for purposes valueing the Shares. Although Salomon Smith Barney generally assisted Parent in this transaction and, in particular, advised Parent on bidding and negotiating strategies, participated in negotiations with Morgan Stanley and analyzed the Company's projections and assumptions thereto, Salomon Smith Barney did not deliver a fairness opinion as to the $41.50 per Share to be received by the stockholders of the Company (other than Parent and the Purchaser) and did not provide Parent with any reports, opinions or appraisals.

     The foregoing discussion of the information and factors considered and given weight by Parent and the Purchaser is not intended to be exhaustive but is believed to include all material factors considered by Parent and the Purchaser.


PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT FOR THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is for Parent to increase its ownership of the outstanding common stock of the Company from approximately 85% to 100%. Upon the consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The acquisition of Shares not owned by Parent, the Purchaser or their subsidiaries has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to Parent and provide stockholders with cash for all of their Shares.

     The determination to proceed with the Offer and the Merger at this time would also, in the view of Parent, afford the Company's stockholders an opportunity to dispose of their shares at a premium over market prices. Parent determined that the acquisition of the publicly-held Shares would be accretive to Parent's earnings and would provide Parent with additional flexibility in the management of its capital. In addition, Parent noted that causing the Company to be privately-held would reduce the periodic reports required to be filed with the SEC, would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with the Company's obligations and reporting requirements under the securities laws.

     Parent has concluded that the Offer and the Merger, including the $41.50 per Share in cash to be received by stockholders of the Company (other than Parent and the Purchaser), are fair to the holders of the Shares (other than Parent and the Purchaser) based upon the factors described above under "--Position of Parent and the Purchaser Regarding Fairness of the Offer and the Merger."


PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE
OFFER

     Pursuant to the Merger Agreement, upon completion of the Offer, Parent and the Purchaser intend to effect the Merger in accordance with the Merger Agreement. See "SPECIAL FACTORS--The Merger Agreement."

     Except as otherwise described in this Offer to Purchase, Parent has no current plans or proposals or negotiations which relate to or would result in:
(i) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company; (iii) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or (iv) any other material change in the Company's corporate structure or business; provided, however, the Company has announced its intention to acquire the fidelity and surety business of Reliance Group Holding, Inc.

     Nevertheless, Parent may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and integrate the activities of the Company and Parent.

In particular, Parent may study the possibility of changing the Company Board by changing the number or term of directors, may also consider material changes in the present dividend rate and policy, indebtedness and capitalization of the Company and may consider pursuing acquisition opportunities through the Company. In particular, Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

     As a result of the Offer, the direct and indirect interest of Parent in the Company's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Merger, Parent's indirect interest in such items will increase to 100% and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value and the right to elect all members of the Company Board. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon consummation of the Merger, the Company will become a privately-held corporation. Accordingly, stockholders will not have the opportunity to participate directly in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

     Following the consummation of the Merger, the Shares will no longer be quoted on the NYSE. In addition, the registration of the Shares under the Exchange Act is expected to be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Accordingly, following the Merger there will be no publicly-traded common stock of the Company outstanding. See "THE TENDER OFFER--Section 11. Certain Effects of the Offer on the Market for the Shares."


THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS OFFER TO PURCHASE. SUCH SUMMARY IS NOT A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

     The Offer. Pursuant to the Merger Agreement, the Purchaser is obligated to commence the Offer no later than the fifth business day following public announcement of the Merger Agreement. Following the satisfaction or waiver of the conditions to the Offer, Parent shall cause the Purchaser to accept for payment, in accordance with the terms of the Offer, all Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as legally permitted after the commencement thereof. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer is subject only to the conditions specified in "THE TENDER OFFER--Section 13. Certain Conditions to the Offer."

     Although the Purchaser has expressly reserved the right to amend or make changes in the terms and conditions of the Offer, the Merger Agreement provides that, without the written consent of the Company, the Purchaser shall not (i) decrease the Offer Price or change the form of consideration to be paid in the Offer, (ii) impose any additional conditions to the Offer from those set forth in Annex A to the Merger Agreement, or (iii) otherwise amend the Offer in a manner that would adversely affect the holders of Shares.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, the Purchaser intends to form Merger Sub and transfer all of the Shares purchased by the Purchaser in the Offer and, if necessary, the Class B Common Stock held by the Purchaser, to Merger Sub. Merger Sub will then be merged with and into the Company in accordance with the applicable provisions of the DGCL as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company shall be the Surviving Corporation and the separate corporate existence of Merger Sub shall cease. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, (i) each Share issued and outstanding immediately prior to the Effective Time (other than (x) shares held in the Company's treasury or owned by Parent or the Purchaser (except for Shares held by Parent or any of its affiliates in a fiduciary or similar capacity on behalf of third parties or held on account of a debt previously contracted) (all of which will be cancelled), and (y) Dissenting Shares) will be converted into and represent the right to receive the Merger Consideration, and (ii) each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Surviving Corporation Common Stock.

     If the Purchaser owns in the aggregate at least 90% of the Shares outstanding as a result of the purchase of Shares pursuant to the Offer, the Purchaser, Parent and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement without a meeting or vote of stockholders of the Company, in accordance with Section 253 of the DGCL. However, if as a result of the purchase of Shares pursuant to the Offer, the Purchaser owns in the aggregate less than 90% of the Shares outstanding, the Purchaser has agreed to convert such number of shares of Class B Common Stock into Shares and contribute such Shares to Merger Sub to the extent that, after giving effect to such conversion, the Purchaser will own in the aggregate the number of Shares necessary to effect a Short-Form Merger.

     The Merger Agreement also provides that (i) the Certificate of Incorporation and the Bylaws of the Company in effect upon consummation of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, (ii) the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, and (iii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Stockholders Meeting. The Company has agreed in the Merger Agreement that, if required by applicable law, the Company will (i) duly call, give notice of, convene and hold a special meeting of stockholders as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer to consider and vote upon the approval and adoption of the Merger Agreement and the Merger, (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger Agreement and the Merger, and (iii) include in the proxy statement the recommendations of the Special Committee and the Company's Board that the stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger, except to the extent that the Special Committee or the Company's Board shall have determined in good faith, based on the advice of its outside counsel, that such recommendation would violate its fiduciary duties under applicable law.

     Interim Operations. The Company has agreed that, prior to the Effective Time, except as otherwise expressly contemplated by the Merger Agreement or unless Parent will otherwise agree in writing or unless such action will have been approved by a majority of the entire Company Board, (i) the business of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action except in, the ordinary and usual course of business consistent with past practice; (ii) the Company and its subsidiaries will use their reasonable best efforts to keep available the services of its and their present officers and key employees and to preserve the good will of those having business relationships with any of them. Prior to the Effective Time none of the Company or any of its subsidiaries will, directly or indirectly, without the prior written consent of the Purchaser:

     (a) declare or pay any dividend or make any distribution with respect to any shares of its capital stock;

     (b) purchase or otherwise acquire or propose to purchase or otherwise acquire, any outstanding share of its capital stock;

     (c)  propose or adopt any amendments to its charter documents or bylaws;

     (d) issue, sell, pledge, dispose of or encumber any capital stock of the Company or of any of its subsidiaries except as required pursuant to the Capital Accumulation Plan, the Agency Capital Accumulation Plan, the Elite Share Program or the Compensation Plan for Non-Employee Directors or the Travelers Group 401(k) Savings Plan or pursuant to the conversion of Class B Common Stock;

     (e) except in the ordinary course of business and consistent with past practice, sell, pledge, dispose of or encumber any of its material assets;

     (f) incur any long-term indebtedness for borrowed money or issue any debt securities in a material amount or assume, guarantee or endorse any material obligations of any other person except for obligations of any wholly owned subsidiary;

     (g) approve, adopt or amend any agreement, plan, program or arrangement which provides any benefits to any employee of the Company;

     (h) except in the ordinary and usual course of business consistent with past practice, increase, directly or indirectly, the compensation of any employee of the Company;

     (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person; or

     (j) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Indemnification and Insurance. Parent and the Company have agreed that all rights to indemnification now existing in favor of the present or former directors or officers of the Company or any of its subsidiaries as provided in the Company's Certificate of Incorporation and Bylaws, or in the certificate or articles of incorporation, by-laws or similar documents of any of such subsidiaries, in effect as of the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time, shall survive the Merger and continue in full force and effect after the Effective Time. To the maximum extent permitted by law, such indemnification will be mandatory rather than permissive, and the Company or the Surviving Corporation, as the case may be, have agreed to advance expenses in connection with such indemnification. Parent and the Company have further agreed that all rights to indemnification now existing in favor of the present or former directors or officers of the Company or any of its subsidiaries in any indemnification agreement between such person and the Company or any such subsidiary, as the case may be, will survive the Merger and continue in full force and effect in accordance with the terms of such agreement.

     From and after the Effective Time, Parent and the Surviving Corporation have agreed to jointly and severally, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time a director of the Company against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages, liabilities and, subject to the proviso of the next sentence, amounts paid in settlement, to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage, liability or settlement (whether or not arising before the Effective Time), (i) Parent and the Surviving Corporation have agreed to pay the reasonable fees and expenses of counsel selected by the director seeking indemnification pursuant to the Merger Agreement, which counsel will be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such directors upon reimbursement of documented expenses reasonably incurred, (ii) any determination required to be made with respect to whether such directors' conduct complies with the standards set forth in the DGCL and any applicable provisions of the Company's Certificate of Incorporation or By-Laws will be made by independent counsel mutually acceptable to Parent, the Surviving Corporation and such directors; provided, however, that neither Parent nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The directors seeking indemnification pursuant to the Merger Agreement as a group may retain one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to a director under applicable standards of professional conduct, a conflict on any significant issue between positions of such director and any other director seeking indemnification pursuant to the Merger Agreement.

     Parent or the Surviving Corporation will maintain in effect for six years from the Effective Time, to the extent available, the current directors' and officers' liability insurance policies maintained by Parent or the Surviving Corporation covering those directors and officers of the Company who are currently covered by such policies (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time.

     In the event the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of such party assume the indemnification obligations of such party as contemplated by the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including among others, representations as to due organization and existence, capitalization, corporate authority, no violation of charter or by-laws, debt instruments or material agreements of the Company or applicable law resulting from the Offer and the Merger, accuracy of the Company's public filings, including financial statements, absence of any material adverse change in the Company's business, absence of undisclosed liabilities, and the accuracy of information included in certain materials in connection with the Transaction.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law; (b) no governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and (c) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Tender Offer.

     Termination; Fees and Expenses. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

          (a) by mutual written consent of the Special Committee, on behalf of the Company, and Parent and the Purchaser;

          (b) by either Parent or the Special Committee on behalf of the Company if (i) the Purchaser shall not have purchased the Shares pursuant to the Offer on or before June 30, 2000; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by Parent and the Purchaser if, prior to the purchase of Shares pursuant to the Offer, the Special Committee or the Company Board shall have (including by amendment to the Schedule 14D-9) withdrawn or modified, in a manner adverse to the Purchaser, its approval or recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to the Purchaser or shall have resolved to do any of the foregoing; or

          (d) by the Special Committee on behalf of the Company if due to an occurrence or circumstance, not involving a breach by the Company of its obligations under the Merger Agreement, which would result in a failure to satisfy any of the conditions set forth in "THE TENDER OFFER--Section 13. Certain Conditions to the Offer," or otherwise contained in the Merger Agreement, the Purchaser shall have failed to commence the Offer within five days following the date of the Merger Agreement, terminated the Offer or permitted the Offer to expire without the purchase of Shares thereunder.

     In the event of such termination, except as provided in the Merger Agreement, the Merger Agreement will become void and have no effect, and there will be no liability on the part of Parent, the Purchaser or the Company. However, the Merger Agreement provides that the termination of the Merger Agreement will not relieve any party from liability for any willful breach of the Merger Agreement.

     Amendments; Waivers. The Merger Agreement may not be amended except pursuant to an instrument in writing signed by the Company following approval of such action by the Special Committee and signed by Parent and the Purchaser; provided, however, that after any approval of the Merger Agreement by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which would decrease the Merger Consideration or change any other terms and conditions of the Merger Agreement if any of the changes would, individually or in the aggregate, materially adversely affect the stockholders of the Company. At any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of the Company, the Purchaser, Parent or the Company, by action taken by the Special Committee on behalf of the Company or by the Boards of Directors of Parent and the Purchaser, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement, or
(c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

     Reasonable Best Efforts. The Company, Parent and the Purchaser have each agreed in the Merger Agreement, subject to the terms and conditions thereof, to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer, the Merger and the Merger Agreement, and to cooperate with each other in connection with the foregoing, including using their reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement, (iv) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (v) fulfill all conditions to the Merger Agreement. In addition, the Company will permit Parent to reasonably participate in the defense and settlement of any claim, suit or cause relating to any takeover proposal, the Offer, the Merger Agreement or the transactions contemplated by the Merger Agreement, and the Company will not settle or compromise any such claim, suit or cause of action without Parent's prior written consent, which Parent will not unreasonably withhold.


DISSENTERS' RIGHTS

     Under Section 262 of the DGCL, any holder of Shares at the Effective Time (a "Remaining Stockholder") who does not wish to accept the Merger Consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" of its Shares at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to it in cash provided that such holder complies with the provisions of such Section 262 of the DGCL.

     The following is a brief summary of the statutory procedures to be followed by a Remaining Stockholder in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex C hereto. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company (x) before the taking of the vote on the approval and adoption of the Merger Agreement if the Merger is not being effected as a Short-Form Merger but rather is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form merger") or (y) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the "Notice of Merger") to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a

Short-Form Merger without a vote or meeting of the Company's stockholders. If the Merger is effected as a long-form merger, this written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In the case of a long-form merger, any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time, and otherwise comply with the provisions of Section 262 of the DGCL.

     In the case of both a Short-Form Merger and a long-form merger, a demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of any meeting of stockholders of the Company called to approve the Merger in the case of a long-form merger and within 20 days following the mailing of the Notice of Merger in the case of a Short-Form Merger.

     Remaining Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Travelers Property Casualty Corp., One Tower Square, Hartford, Connecticut 06183. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. In the case of a long-form merger, the Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262 of the DGCL and have not voted for approval and adoption of the Merger Agreement.

     In the case of a long-form merger, Remaining Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the stockholders meeting called to approve the Merger Agreement (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Regardless of whether the Merger is effected as a long-form merger or a Short-Form Merger, within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation . . ." The Delaware Supreme Court has construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Remaining Stockholders who in the future consider seeking appraisal should have in mind that the fair value of their Shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration if they do seek appraisal of their Shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. Moreover, Parent intends to cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the "fair value" of the Shares is less than that paid in the Offer. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any Remaining Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Company as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, and Parent has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

     STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information, based on reports filed by such persons with the SEC, with respect to ownership of the Shares held by the directors and executive officers of Parent, the Purchaser and the Company, and with respect to ownership by persons believed by the Company to be the beneficial owners of more than 5% of its outstanding common stock.



                                                                                                           PERCENT OF
                                                                                                             VOTING
                                                NUMBER OF SHARES         PERCENTAGE OF     PERCENTAGE OF    POWER OF
                                               BENEFICIALLY OWNED          CLASS (2)        OUTSTANDING    OUTSTANDING
                                           -------------------------- -------------------      COMMON        COMMON
 NAME AND ADDRESS OF BENEFICIAL OWNER (1)     CLASS A      CLASS B     CLASS A   CLASS B       STOCK          STOCK
------------------------------------------ ------------ ------------- --------- --------- --------------- ------------
Citigroup Inc. (3)
 153 East 53rd Street
 New York, New York 10043 ................         --    328,020,170       --    100%           85.2%          98.3%

Iridian Asset Management LLC
 276 Post Road West
 Westport, Connecticut 06880 .............  3,774,700             --      6.7%    --             .98%             *
Neuberger Berman, Inc.
 605 Third Avenue
 New York, New York 10158 ................  3,671,300             --      6.4%    --             .95%

Kenneth J. Bialkin (4)
 Director ................................     10,445             --       --     --               *              *
Charles J. Clarke (4)
 Executive Officer .......................     22,816             --       --     --               *              *
Leslie B. Disharoon (4)
 Director ................................      2,820             --       --     --               *              *
Douglas G. Elliot
 Executive Officer .......................      6,774             --       --     --               *              *
Jay S. Fishman (4)
 Director and Executive Officer ..........     46,340             --       --     --               *              *
William Hannon (4)
 Executive Officer .......................     15,216             --       --     --               *              *
Robert I. Lipp (4)
 Director ................................    134,859             --       --     --               *              *
Dudley C. Mecum (4)
 Director ................................      7,820             --       --     --               *              *
Frank J. Tasco (4)
 Director ................................      8,695             --       --     --               *              *
Sanford I. Weill (4)
 Director ................................      4,100             --       --     --               *              *
Arthur Zankel (4)
 Director ................................      7,405             --       --     --               *              *
All Directors and Executive Officers                                              --
 as a group (16 persons) .................    312,770             --       --     --               *              *

----------
*     Less than 1%

(1) Based on Schedules 13G filed with the SEC and/or information available to the Company.

(2) Calculated on the basis of the number of shares of each class of common stock outstanding as of March 21, 2000.

(3) Each share of Class B Common Stock is convertible into a share of Company Common Stock.

(4) This information includes Shares which are deemed "beneficially owned" under SEC rules: (i) the following number of Shares granted in payment of directors' fees to nonemployee directors, but receipt of which is deferred: Mr. Bialkin, 6,070, Mr. Disharoon, 2,820, Mr. Mecum, 6,070 and Mr. Tasco, 6,070; (ii) the following number of Shares held as tenant-in-common with family members or trusts: Mr. Lipp, 22,431; (iii) the following number of Shares owned by a family member: Mr. Hannon, 300; (iv) the following number of Shares as to which the holder has direct or indirect voting power but not dispositive power: Mr. Clarke, 4,307, Mr. Elliot, 376 and Mr. Fishman, 3,484; (v) the following number of Shares as to which the holder has direct or indirect voting power but which remain subject to forfeiture and certain restrictions on disposition: Mr. Clarke, 12,716, Mr. Elliot, 4,888, Mr. Fishman, 33,433, Mr. Hannon, 7,876 and Mr. Lipp, 34,010.


TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     To the Company's, Parent's and the Purchaser's knowledge, no transactions in the Shares, except as set forth on Schedule II and other than ordinary course purchases or sales under the Travelers Group 401(k)

Savings Plan and the Travelers Property Casualty Corp. Stock Purchase Plan, have been effected during the past 60 days by the Company or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary, or by Parent or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary , or by the Purchaser or its executive officers, directors, affiliates and any associates or majority owned subsidiaries and any executive officer or director of any subsidiary .

     Since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no purchases of Shares were made by the Company, Parent or the Purchaser, except purchases made by the Company pursuant to its stock repurchase program as described on Schedule II.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the Company's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, has been entered into or has occurred between any affiliates of the Company, Parent or the Purchaser or between the Company or any of its affiliates and any unaffiliated person. Except as described in this Offer to Purchase, since the third full fiscal year preceding the date of this Offer to Purchase, the Company has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

     To the best of the Company's knowledge, after reasonable inquiry, all of the directors or executive officers of the Company, other than those individuals, if any, for whom the tender of Shares could cause them to incur liability under the provisions of Section 16(b) of the Exchange Act, or to the extent their Shares are Restricted Shares (as defined in the Merger Agreement), intend to tender Shares held by them pursuant to the Offer.

RELATED PARTY TRANSACTIONS

     The Company has engaged in certain transactions and is a party to certain arrangements with Parent and certain of its affiliates.

 Intercompany Agreement

     The Company and Parent entered into an Intercompany Agreement dated as of April 2, 1996 (the "Intercompany Agreement"), certain provisions of which are summarized below. As used herein, "Affiliated Group" means Parent collectively with its subsidiaries other than the Company and its subsidiaries.

     License to Use the Travelers Name and Certain Trademarks. Pursuant to the Intercompany Agreement, certain members of the Affiliated Group have granted to the Company and certain of its subsidiaries a non-exclusive revocable license to use the "Travelers" name and certain trademarks (collectively, the "Trademarks") solely in connection with the Company's property and casualty insurance business and activities related to such property and casualty insurance business.

     Indemnification. The Intercompany Agreement provides that the Company will indemnify each member of the Affiliated Group and each of their respective officers, directors, employees and agents (collectively, the "Indemnities") against losses based on, arising out of or resulting from certain actions by the Company and its subsidiaries. Parent has also agreed to indemnify the Company and its subsidiaries and each of their respective officers, directors, employees and agents against losses based on, arising out of or resulting from certain actions by Parent and its subsidiaries.

     Parent Consent to Certain Events. The Intercompany Agreement provides that until members of the Affiliated Group cease to control at least 20% of the combined voting power of the outstanding Shares or no longer own at least 20% of the outstanding shares of common stock of the Company, the prior written consent of Parent will be required for certain fundamental corporate actions.

     Registration Rights. The Company has granted to the Affiliated Group the right to request up to two demand registrations in each calendar year. The Affiliated Group also has unlimited "piggyback" registration rights. The Company has agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the Shares sold by the Affiliated Group.

     Certain Business Relationships. The Company has agreed that all distribution arrangements in effect as of April 2, 1996 pursuant to which members of the Affiliated Group distribute property and casualty insurance products of the Company or its subsidiaries will continue until such time as the members of the Affiliated Group cease to control at least 50% of the combined voting power of the outstanding shares of common stock of the Company. The Company has agreed to make its products available for distribution through other members of the Affiliated Group and to refrain from using like distribution channels, and Parent has agreed that the members of the Affiliated Group will refrain from selling property and casualty insurance products of any nonaffiliate, in each case, until such time as the members of the Affiliated Group, in the aggregate, cease to control at least 50% of the combined voting power of the outstanding shares of common stock of the Company and for a period of two years from and after such date unless the parties agree to terminate earlier or to extend such period. This arrangement may be modified by the parties.

     Real Property. The Intercompany Agreement provides that the Affiliated Group will continue to lease to the Company certain premises currently occupied by it and to sublease certain other properties currently occupied by it for varying periods on terms consistent with prior cost allocation practices on a fair market value basis.

     Other Provisions. The Intercompany Agreement also provides for: (i) the provision of insurance and allocation and/or reimbursement of costs and premiums thereof; (ii) the provision of data processing services and allocation and/or reimbursement of costs thereof; (iii) cross-licensing of computer software; (iv) the provision of benefits and participation in benefit and retirement plans and reimbursement for the costs thereof; and (v) provisions governing certain other relationships among members of the Affiliated Group, on the one hand, and the Company and its subsidiaries, on the other hand.

 Tax Sharing Agreement.

     The Company's items of income, loss, deductions and credits are included in the consolidated and combined tax returns of Parent for federal income and certain state tax purposes. Parent, the Purchaser and the Company have entered into an agreement, effective January 1, 1996 (the "Tax Sharing Agreement"), providing for the filing of consolidated and combined federal and certain state income tax and franchise tax returns and for the allocation of income tax liabilities related to such returns. As required by the terms of the Tax Sharing Agreement, in general, the company will pay the Purchaser an amount equal to the federal income or state income or franchise taxes that would have been payable by the Company if it filed separate consolidated or combined returns with its own subsidiaries.

 Other Intercompany Agreements.

     The Company participates with Parent and the Purchaser in certain limited group purchasing arrangements, including telecommunications services. Parent provides certain corporate staff services, including legal, internal audit and other services, to the Company at cost pursuant to a Service Reimbursement Agreement.

     The Purchaser and various of its subsidiaries, including subsidiaries of the Company, are parties to an Expense Allocation Agreement that provides for the allocation among the parties of costs for services provided to or by the parties. Such services include, but are not limited to, financial management, operational management, legal, investment management, government relations, record-keeping and data processing services and the acquisition of equipment, software and office space. Charges are allocated at cost, and no party is expected to realize a profit or incur a loss as a result of providing or obtaining services under the agreement. The agreement may be terminated as to any party upon 90 days prior notice to the other parties.

     From time to time the Company engages in transactions with Parent and its subsidiaries, including, among other things, reinsurance of long-standing business and the promotion of affiliates' products. To the extent such transactions are material to the Company, they are more fully described in the Company's periodic reports filed with the SEC under the Exchange Act.

     During 1999, the Company paid to Parent and its subsidiaries approximately $36 million, and Parent and its subsidiaries paid to the Company approximately $28 million, in respect of services provided pursuant to the various intercompany agreements and arrangements herein described.

     The Company and Parent have made available to each other a line of credit in the amount of $200 million. There is no obligation on the part of either party to make a loan under this line of credit and no amounts are outstanding thereunder.


INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

     Treatment of Restricted Shares. The Merger Agreement provides that the Merger Consideration payable with respect to "Restricted Shares" under the Company's Capital Accumulation Plan (the "Plan") shall be deposited, as elected by the holders of such shares, in either of two grantor trusts to be established by the Company, one of which shall provide for a fixed and/or variable rate of return and the other of which will invest in common stock of Parent. The Merger Consideration will be invested and held in the trusts until the end of the Restricted Period (as defined in the Plan) and will be subject in other respects to the same terms and conditions as are applicable to Restricted Shares awarded under the Plan. In the absence of an election by a holder, the Merger Consideration attributable to such holder's Restricted Shares will be deposited into the grantor trust providing a fixed and/or variable rate of return.

     Indemnification. Under the Merger Agreement, the directors and officers of the Company are entitled to certain rights of indemnification and to be insured by the Surviving Corporation or Parent with respect to certain matters from and after the completion of the Merger. See "SPECIAL FACTORS--The Merger Agreement--Indemnification and Insurance."

     Interlocking Directors and Officers. In considering the recommendation of the Company Board and the Special Committee with respect to the Offer and the Merger, stockholders should be aware that certain officers and directors of Parent and the Company have interests in the Offer and the Merger which are described below and which may present them with certain potential conflicts of interest. Currently, of the eight directors of the Company, four are also directors of Parent and two are executive officers of Parent.

     Certain Interests of Parent and the Purchaser. Stockholders also should be aware that Parent and the Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of the Purchaser's current ownership of approximately 85% of the issued and outstanding shares of common stock of the Company and its nominees constituting a majority of the Company's directors, the Purchaser may be deemed to control the Company.

     The Special Committee and the Company Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS--Recommendation of the Company Board; Fairness of the Offer and the Merger."


                               THE TENDER OFFER


     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by "THE TENDER OFFER--Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, April 19, 2000, unless and until the Purchaser (but subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to
(i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

     The Merger Agreement provides that, without the consent of the Company (expressed in a resolution adopted by the Special Committee), the Purchaser will not (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) impose any additional conditions to the Offer from those set forth in "THE TENDER OFFER--Section 13. Certain Conditions to the Offer" or (iv) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--Section 13. Certain Conditions to the Offer" without extending the period of time during which the Offer is open.

     Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in the following events: (i) from time to time if, at the initial Expiration Date (or any subsequent Expiration Date), any of the conditions of the Offer shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) if all the conditions of the Offer are satisfied or waived, but the number of Shares validly tendered and not withdrawn (together with such number of Shares as may be issued upon conversion of the shares of Class B Common Stock owned by the Purchaser) is less than 90% of the then outstanding number of Shares, for an aggregate period not to exceed ten business days (for all such extensions); or
(iv) pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed twenty business days to the extent permitted under Rule 14d-11 under the Exchange Act.

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

     The Merger Agreement requires the Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied or waived on the Expiration Date.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e), l4d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE TENDER OFFER--Section 4. Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 13e-3(e), 14d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the

Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law. If the Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchaser will otherwise extend the Offer.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "THE TENDER OFFER--Section 3. Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in "THE TENDER OFFER--Section 3. Procedures for Tendering Shares," such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

     If, on or prior to the Expiration Date, the Purchaser shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and the Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     The acceptance for payment by the Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. NON-UNITED STATES HOLDERS MUST SUBMIT A COMPLETED FORM W-8 OR FORM W-8BEN TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 12 OF THE LETTER OF TRANSMITTAL. THESE FORMS MAY BE OBTAINED FROM THE DEPOSITARY.

     4. WITHDRAWAL RIGHTS. Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 21, 2000. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER--Section 3. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "THE TENDER OFFER--Section 3. Procedures for Tendering Shares," at any time prior to the Expiration Date or during a subsequent offering period under Rule 14d-11 under the Exchange Act if the Offer is amended to provide for one.

     No withdrawal rights will apply to Shares tendered into a subsequent offering period under Rule 14d-11 under the Exchange Act and no withdrawal rights apply during a subsequent offering period under Rule 14d-11 under the Exchange Act with respect to Shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gain is 20%, and the deductibility of capital losses is subject to limitations. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.

     The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation or to a stockholder who is otherwise subject to special tax treatment under the Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions and taxpayers that are neither citizens nor residents of the United States or that are foreign corporations or foreign estates or trusts as to the United States).


     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE under the symbol "TAP." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on NYSE as reported by published financial sources and the quarterly dividends paid per
Share:




                                                                                    DIVIDEND
     NYSE:                                               HIGH          LOW          PAID
     -----                                               ----          ---          ----
     1998:
     First Quarter ..................................  $46 1/16     $39 1/8         $ 0.10
     Second Quarter .................................   45 5/8       38 3/4           0.10
     Third Quarter ..................................   45 3/4       29 5/8           0.10
     Fourth Quarter .................................   35 1/2       24 1/8           0.10

     1999:
     First Quarter ..................................  $38 1/2      $28 3/16        $ 0.125
     Second Quarter .................................   41 3/8       33 3/8           0.125
     Third Quarter ..................................   41 7/8       28 3/4           0.125
     Fourth Quarter .................................   38 7/8       27 11/16         0.125

     2000:
     First Quarter (through March 22, 2000) .........  $41 3/16     $29 3/8         $ 0.14

     On March 20, 2000, the last full trading day prior to the initial public announcement with respect to the proposed Offer, the last sale price per Share as reported on the NYSE was $33 11/16. On March 22, 2000, the last full trading day prior to the commencement of the Offer, the last sale price per Share as reported on the NYSE was $41.00.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.


     General. The Company is a leading provider of a broad range of insurance products and services for commercial markets, including workers' compensation, integrated disability, property, liability and specialty lines, and fidelity and surety binds. The Company is also a leading provider of homeowners and auto insurance for consumers. The Company is an indirect subsidiary of Parent.


     Financial Information. Set forth below is certain selected financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES


                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In millions, except per share amounts)



                                                                     1999        1998         1997         1996         1995
AT AND FOR THE YEAR ENDED DECEMBER 31,(1)                        ----------- ------------ ------------ ------------ ------------
Total revenues .................................................  $ 10,572     $ 10,451     $  9,911     $  8,197     $  4,569
Total claims and expenses ......................................  $  8,657     $  8,614     $  8,159     $  7,710     $  4,018
Income before cumulative effect of changes in
 accounting principles .........................................  $  1,409     $  1,343     $  1,236     $    391     $    419
Cumulative effect of changes in accounting principles ..........      (133)          --           --           --           --
                                                                  --------     --------     --------     --------     --------
Net income .....................................................  $  1,276     $  1,343     $  1,236     $    391     $    419
                                                                  ========     ========     ========     ========     ========
Total investments ..............................................  $ 29,836     $ 31,886     $ 31,031     $ 29,364     $ 12,820
Total assets ...................................................  $ 50,257     $ 51,274     $ 50,682     $ 49,779     $ 24,062
Claims and claim adjustment expense reserves ...................  $ 29,003     $ 29,589     $ 30,324     $ 31,177     $ 15,460
Long-term debt .................................................  $    850     $  1,250     $  1,249     $  1,249           --
The Company-obligated mandatorily redeemable
 securities of subsidiary trusts holding solely junior
 subordinated debt securities of the Company ...................  $    900     $    900     $    900     $    900           --
Stockholders' equity ...........................................  $  8,941     $  9,125     $  7,777     $  6,480     $  3,601
Stockholders' equity excluding accumulated other
 changes in equity from nonowner sources .......................  $  9,143     $  8,204     $  7,055     $  6,195     $  3,321
Year-end common shares outstanding(2) ..........................     387.3        391.9        393.1        399.6          N/A
Basic Earnings per Share(3)(5)
Income before cumulative effect of changes in
 accounting principles .........................................  $   3.62     $   3.43     $   3.13     $   1.02     $   1.28
Cumulative effect of changes in accounting principles ..........     (0.34)          --           --           --           --
                                                                  --------     --------     --------     --------     --------
Net income .....................................................  $   3.28     $   3.43     $   3.13     $   1.02     $   1.28
                                                                  ========     ========     ========     ========     ========
Diluted Earnings per Share(4)(5)
Income before cumulative effect of changes in
 accounting principles .........................................  $   3.61     $   3.42     $   3.12     $   1.02     $   1.28
Cumulative effect of changes in accounting principles ..........     (0.34)          --           --           --           --
                                                                  --------     --------     --------     --------     --------
Net income .....................................................  $   3.27     $   3.42     $   3.12     $   1.02     $   1.28
                                                                  ========     ========     ========     ========     ========
Per common share data:
Cash dividends .................................................  $   0.50     $   0.40     $   0.30     $   0.15          N/A
Book value .....................................................  $  23.09     $  23.28     $  19.78     $  16.22          N/A
Book value excluding accumulated other changes in
 equity from nonowner sources ..................................  $  23.61     $  20.93     $  17.95     $  15.50          N/A
                                                                  --------     --------     --------     --------     --------

----------
(1) On April 2, 1996, the Company purchased from Aetna Services, Inc. all of the outstanding capital stock of Travelers Casualty and Surety Company (formerly the Aetna Casualty & Surety Company) and the Standard Fire Insurance Company (collectively, "Aetna P&C"). Includes amounts related to Aetna P&C from April 2, 1996, the date of the acquisition.

(2) In April 1996, in conjunction with the acquisition of Aetna P&C, the Company issued common stock through its initial public offering. As part of this transaction, the Purchaser, the Company's parent, acquired approximately 328 million shares of Class B Common Stock of the Company in exchange for contributing the outstanding capital stock of The Travelers Indemnity Company and a capital contribution of approximately $1.1 billion.

(3) Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.

(4) Diluted earnings per share reflects the effect of potentially dilutive securities, principally stock-based incentive plans.

(5) For purposes of computing basic and diluted earnings per share for periods prior to the initial public offering, the 328 million shares of common stock issued to the Purchaser in April 1996 were assumed to be outstanding for all reported periods.

              Travelers Property Casualty Corp. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)




                                                                    YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------------------------
                                                   1999          1998          1997         1996          1995
                                               -----------   -----------   -----------   ----------   -----------
Income before federal income taxes and
 cumulative effect of changes in
 accounting principles .....................    $  1,915       $ 1,837       $ 1,752      $   487      $    551
Interest ...................................         152           161           163          118            --
Portion of rentals deemed to be interest              47            49            55           45            33
                                                --------       -------       -------      -------      --------
Income available for fixed charges .........    $  2,114       $ 2,047       $ 1,970      $   650      $    584
                                                ========       =======       =======      =======      ========
Fixed charges:
 Interest ..................................    $    152       $   161       $   163      $   118      $     --
 Portion of rentals deemed to be
   interest ................................          47            49            55           45            33
                                                --------       -------       -------      -------      --------
Total fixed charges ........................    $    199       $   210       $   218      $   163      $     33
                                                ========       =======       =======      =======      ========
Ratio of earnings to fixed charges .........       10.62x         9.75x         9.04x        3.99x        17.53x
                                                --------       -------       -------      -------      --------

The ratio of earnings to fixed charges has been computed by dividing income before income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.

     The Shares are registered under the Exchange Act. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC Internet site (http:// www.sec.gov.). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees. Certain reports and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     8. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent. Citigroup Inc., a Delaware corporation, is a diversified holding company whose businesses provide some 100 million consumers, corporations, governments and institutions in 100 countries with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage and asset management. The 1998 merger of Citicorp and Travelers Group brought together such brand names as Citibank, Travelers, Salomon Smith Barney, Commercial Credit (now named CitiFinancial), and Primerica under Citigroup's trademark red umbrella. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and certain other information is set forth in Schedule I hereto.

     The Purchaser. The Travelers Insurance Group Inc., a Connecticut corporation, is a holding company with no business operations. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and certain other information is set forth in Schedule I hereto.

     The Purchaser owns 328,020,170 shares of the Company's Class B Common Stock which are immediately convertible into 328,020,170 Shares, representing approximately 85% of the outstanding common stock of the Company and approximately 98% of the voting power thereof as of March 21, 2000.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $2.38 billion. The Purchaser will obtain such funds from Parent who will obtain such funds from the existing resources, including utilization of existing commercial paper facilities and internally generated funds of Citigroup and its subsidiaries. The Offer is not conditioned on any financing arrangements.

     10. DIVIDENDS AND DISTRIBUTIONS. Pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, the Company has agreed to not (i) declare or pay any dividend or make any distribution with respect to any shares of its capital stock, (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding share of its capital stock, and (iii) issue, sell, pledge, dispose or encumber any capital stock of the Company or any of its subsidiaries except as set forth in the Merger Agreement.

     11. CERTAIN EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES.

     Effect on the Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotations. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NYSE.

     According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares might be discontinued and, in such event, the market for the Shares could be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Margin Securities. The Shares are currently "margin securities" as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE reporting. Parent and the Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met.

     12. FEES AND EXPENSES. Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Salomon Smith Barney is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent and the Purchaser in connection with the Offer and the Merger. Salomon Smith Barney will receive reasonable and customary compensation for its services, and Parent and the Purchaser have agreed to reimburse Salomon Smith Barney for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Salomon Smith Barney against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Parent and the Purchaser have retained Innisfree M&A Incorporated, as the Information Agent, and Citibank, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Parent and the Purchaser will pay the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Parent and the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     13. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion in accordance with the terms of the Merger Agreement, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to any applicable and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may amend and terminate the Offer, if, (i) Parent and the Purchaser shall not have obtained all insurance regulatory approvals necessary in order to consummate the Offer, the Merger and the other transactions contemplated hereby, or (ii) at any time on or after March 22, 2000 and prior to the time of payment for any such Shares, any of the following events shall occur:

          (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (ii) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (iii) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (iv) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any respect as of the date of consummation of the Offer as though made on or as of such date, except for such failures to be true and correct as have not had or would not reasonably be expected to have a material adverse effect on the Company, or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

          (c) the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or shall have resolved to do any of the foregoing;

          (d) the Company, acting through the Special Committee, Parent and the Purchaser shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for shares thereunder; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent, the Purchaser and their respective affiliates and may be asserted by Parent or the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. If the Offer is terminated under any of the foregoing provisions, all tendered Shares that have not previously been accepted for payment will be returned to the tendering stockholder.


14. CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 14, based on a review of publicly available filings by the Company with the SEC and a review of certain information furnished by the Company to Parent and the Purchaser and discussions of representatives of Parent and the Purchaser with representatives of the Company, Parent and the Purchaser are not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any Shares tendered.

     State Insurance Approvals. This Offer is conditioned on the receipt of required regulatory approvals, if any, in the eight states in which the Company's insurer subsidiaries are domiciled.

     State Takeover Laws. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company expressly elected in its Certificate of Incorporation not to be governed by Section 203.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Parent nor the Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor the Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or the Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "THE TENDER OFFER--Section 13. Certain Conditions to the Offer."

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because Parent currently owns in excess of 50% of the Company's issued and outstanding common stock.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

     Litigation. On March 21, 2000, at least nine lawsuits seeking class action status were filed in the Delaware Court of Chancery by purported stockholders of the Company against Parent and the Company's directors. The lawsuits allege, among other things, that Parent's offer is inadequate and grossly unfair, that Parent has tried to take advantage of the fact that the market price of the Company Common Stock does not fully reflect the true value of the Company, that Parent timed the announcement of its proposal to place an artificial lid on the market price of the Company Common Stock, that Parent is violating its duties as a majority stockholder of the Company, that Parent is engaging in coercive conduct, and that the individual defendants have breached their fiduciary duties to the members of the proposed class. The complaints seek, among other things, an order preliminarily and permanently enjoining the defendants from proceeding with the proposed transaction, an order rescinding the transaction and setting it aside or awarding rescissory damages in the event the proposed transaction is consummated, damages, and attorneys' fees and expenses.

     15. MISCELLANEOUS.

     The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "THE TENDER OFFER--Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).


                                             The Travelers Insurance Group Inc.

March 23, 2000

                                   SCHEDULE I


              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                     OFFICERS OF PARENT AND THE PURCHASER


     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent. Unless otherwise stated, each executive officer of Parent has been employed in such position or in other executive or management positions with Parent for at least five years. Unless otherwise noted, each person identified below is a United States citizen. The principal place of business address of Parent and, unless otherwise indicated, the business address of each person identified below is c/o Citigroup Inc., 153 East 53rd Street, New York, New York 10043.




                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                             POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   --------------------------------------------------------
C. Michael Armstrong .........   Director since 1993. Chairman and Chief Executive
                                 Officer of AT&T Corp. since 1997. He was Chairman
                                 and Chief Executive Officer of Hughes Electronic
                                 Corporation from 1992 to 1997. Prior to 1992 he was an
                                 Officer of International Business Machines Corporation,
                                 a Member of the IBM Management Committee and
                                 Chairman of the IBM World Trade Corporation. He is
                                 also on the Supervisory Board of Thyssen-Bornemisza Group.

Alain J.P. Belda .............   Director since 1997. Chief Executive Officer of Alcoa Inc.
                                 since 1999 and President since 1997. He has been President of Alcoa Inc. since 1997 and a director of Alcoa Inc.
                                 since 1999. From 1997 to 1999, he served as Chief
                                 Operating Officer of Alcoa Inc. and Vice Chairman
                                 from 1995 to 1997. He is also a director of Cooper
                                 Industries, Inc. and E.I. du Pont de Nemours &
                                 Company. Mr. Belda is a citizen of Brazil.

Kenneth J. Bialkin ...........   Director since 1986. Partner at Skadden, Arps, Slate,
                                 Meagher & Flom LLP since 1988. He is also a director
                                 of the Company, The Municipal Assistance Corporation
                                 for the City of New York, Tecnomatix Technologies
                                 Ltd. and Sapiens International Corporation N.V.

Kenneth T. Derr ..............   Director since 1987. Chairman of the Board, Retired of
                                 Chevron Corporation. He served as Chairman and
                                 Chief Executive Officer of Chevron Corporation from
                                 1989 to 1999. He is also a director of AT&T Corp. and
                                 Potlatch Corporation.

John M. Deutch ...............   Director since 1996 (and 1987 to 1993). Institute
                                 Professor, Massachusetts Institute of Technology since
                                 1990. He served as Director of the Central Intelligence
                                 Agency from 1995 to 1996, and Deputy Secretary,
                                 U.S. Department of Defense in 1994 and Under
                                 Secretary, U.S. Department of Defense in 1993. He is
                                 also a director of Ariad Pharmaceuticals, Inc., CMS
                                 Energy, Cummins Engine Company, Inc., Raytheon
                                 Company and Schlumberger, Ltd.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                           POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------   ---------------------------------------------------------
Ann Dibble Jordan ..........   Director since 1989. Consultant since 1987. Prior to
                               1987 she served as Director of the Department of Social
                               Services for the University of Chicago Medical Center
                               from 1986 to 1987, Field Work Associate Professor at
                               the School of Social Service Administration of the
                               University of Chicago from 1970 to 1987 and Director
                               of Social Services of Chicago Lying-in Hospital from
                               1970 to 1985. She is also a director of Johnson & Johnson
                               Corporation and Automatic Data Processing, Inc.

Reuben Mark ................   Director since 1996. Chairman and Chief Executive
                               Officer of Colgate-Palmolive Company since 1986. He
                               served as Chief Executive Officer of Colgate-Palmolive
                               Company from 1984 to 1986. He is also a director of
                               Pearson plc and Time Warner Inc.

Michael T. Masin ...........   Director since 1997. Vice Chairman and Director, GTE
                               Corporation and Designated President and Vice Chairman
                               of the company to be formed by the merger of GTE
                               Corporation and Bell Atlantic. He has been President--
                               International, GTE Corporation since 1995 and Vice
                               Chairman since 1993. Prior to 1993, he was a Partner
                               at O'Melveny & Myers. He is also a director of Compania
                               Nacional Telefonos de Venezuela, BCT Telus Communications,
                               Inc. and Puerto Rican Telephone Company.

Dudley C. Mecum ............   Director since 1986. He is a Managing Director of
                               Capricorn Holdings, LLC since 1997. He was also a
                               Partner at G.L. Ohrstrom & Co. from 1989 to 1996 and
                               was the Managing Partner of KPMG LLP (New York
                               office) from 1979 to 1985. He is also a director of the
                               Company, Dyncorp, Lyondell Companies, Inc.,
                               Suburban Propane Partners, MLP and CCC Information
                               Services, Inc.

Richard D. Parsons .........   Director since 1996. He has been the President of Time
                               Warner Inc. since 1995 and a Director of Time Warner
                               Inc. since 1991. From 1988 to 1995 he held several
                               positions with Dime Savings Bank of New York
                               including Chairman and Chief Executive Officer from
                               1991 to 1995 and President and Chief Operating Officer
                               from 1988 to 1990. He is also a director of Estee Lauder
                               Companies Inc. and Philip Morris Companies Inc.

Andrall E. Pearson .........   Director since 1986. Chairman and Chief Executive
                               Officer of Tricon Global Restaurants, Inc. since 1997.
                               He served as Operating Partner of Clayton, Dubilier &
                               Rice, Inc. from 1993 to 1997. He has been a Professor at
                               Harvard Business School since 1985. From 1971 to 1984
                               he served as President and Chief Operating Officer of
                               PepsiCo, Inc. He is also a director of DBT-OnLine, Inc.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                           POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------   ----------------------------------------------------------
John S. Reed ...............   Director since 1982. Chairman and Co-Chief Executive
                               Officer since 1998. Mr. Reed has announced his
                               retirement, effective at the upcoming annual meeting,
                               from all his officer and director positions at Parent. He
                               has held various positions with the Parent since joining
                               Citibank N.A. in 1965, including Chairman and Chief Executive
                               Officer of Citicorp and Citibank from 1984 to the present
                               and Vice Chairman of Citicorp and Citibank N.A. from 1982 to
                               1998. He is also a director of Monsanto Company and
                               Philip Morris Companies, Inc.

Robert E. Rubin ............   Director since 1999. Member of the Office of the
                               Chairman and Chairman of the Executive Committee.
                               He served as Secretary of the Treasury of the United
                               States from 1995 to 1999 and as Assistant to the
                               President for Economic Policy from 1993 to 1994. Prior
                               to 1993 he held various titles at Goldman, Sachs & Co.,
                               including Co-Senior Partner and Co-Chairman,
                               Goldman, Sachs & Co. from 1990 to 1992 and Vice-
                               Chairman and Co-Chief Operating Officer from 1987 to
                               1990. He is also a director of Ford Motor Company.

Franklin A. Thomas .........   Director since 1970. He served as President of The
                               Ford Foundation from 1979 to 1996. He is also a director
                               of Alcoa, Inc., Cummins Engine Company, Inc., Lucent
                               Technologies, Inc., Pepsico, Inc. and CONOCO Inc.

Sanford I. Weill ...........   Director since 1986. Chairman and Co-Chief Executive
                               Officer and Member of the Office of the Chairman. He
                               has been Chairman and Co-Chief Executive Officer
                               since 1998. From 1986 to 1998 he served as Chairman of
                               the Board and Chief Executive Officer of Travelers
                               Group Inc. and he served as President from 1986 to 1991.
                               He is also a director of the Company, AT&T Corp., E.I.
                               du Pont de Nemours & Company and United
                               Technologies Corp.

Edgar S. Woolard ...........   Director since 1987. Former Chairman and Chief
                               Executive Officer of E.I. du Pont de Nemours &
                               Company. He was Chairman of E.I. du Pont de Nemours
                               & Company from 1995 to 1997, Chairman and Chief
                               Executive Officer from 1989 to 1995, President and Chief
                               Operating Officer from 1987 to 1989 and Vice Chairman from
                               1985 to 1987. He is also a director of Apple Computer, Inc.

Arthur Zankel ..............   Director since 1986. General Partner of Zankel Capital
                               Advisors, LLC since 2000. He served as General Partner
                               of First Manhattan Co. from 1965 to 1999 and was
                               Co-Managing Partner of First Manhattan Co. from
                               1980 to 1997. He is also a director of the Company,
                               Vicorp Restaurants, Inc. and White Mountains
                               Insurance Group Ltd.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                             POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ---------------------------------------------------------
Gerald R. Ford ...............   Honorary Director. He has been a Director or Honorary
                                 Director since 1986. President of the United States
                                 from August 1974 through January 1977. He was
                                 Vice President of the United States from
                                 December 1973 through August 1974. He is also a
                                 director of the National Association of Securities Dealers,
                                 Inc., an Advisory Director of Chase Bank of Texas and
                                 an Advisor to the Board of American Express Company.

Michael A. Carpenter .........   Co-Chief Executive--Global Corporate and Investment
                                 Bank since November 1998. He is also Chairman of the
                                 Board and Chief Executive Officer and a Director of
                                 each of Salomon Smith Barney Inc. and Salomon Smith
                                 Barney Holdings Inc., wholly owned subsidiaries of the
                                 Parent. Previously, from January 1989 to June 1994 he
                                 was Chairman of the Board, President and Chief
                                 Executive Officer of Kidder, Peabody Group, Inc., and
                                 from 1986 to 1989, he was Executive Vice President of
                                 GE Capital Corporation.

Paul J. Collins ..............   Vice Chairman of Parent. He joined Citicorp in
                                 1961. Mr. Collins is also a Director of each of Citicorp
                                 and Citibank, N.A. since 1985. He is also a Director of
                                 Kimberly-Clark Corporation and Nokia Corporation; a
                                 Trustee of Carnegie Hall, the Central Park Conservancy
                                 and the Glyndebourne Arts Trust.

Michael D'Ambrose ............   Senior Human Resources Officer. Mr. D'Ambrose
                                 joined Citibank in 1997, and was in charge of Executive
                                 Resources of Citibank until May 1999. Prior to that
                                 time, he served as Chief Operating Officer of Westwood
                                 One, Inc. and President and Chief Executive Officer of
                                 Shadow Broadcast Services.

Jay S. Fishman ...............   He has been Chairman of the Board of the Company since
                                 March 2000 and Chief Executive Officer and President
                                 of the Company since 1998. He was Chief Executive
                                 Officer and President, Commercial Lines in 1998 and its
                                 Chief Operating Officer, Consumer Lines from 1996 to 1998.
                                 Since joining Travelers Group in 1989, he has held various positions including, Vice Chairman and Chief
                                 Administrative Officer of the Company from 1996 to
                                 1998.
Edward D. Horowitz ...........   Chief Executive for e-Citi. Mr. Horowitz joined Citibank
                                 in January 1997 and, prior to that time, was a Senior
                                 Vice President--Technology of Viacom, Inc. and Chief
                                 Executive Officer of Viacom Interactive Media.

Thomas W. Jones ..............   Chairman and Chief Executive of the Global Investment
                                 Management and Private Banking Group. Mr. Jones
                                 joined the Parent in August 1997 and, prior to that time,
                                 he was Vice Chairman and a director of the
                                 Teachers Insurance and Annuity Association--
                                 College Retirement Equities Fund.

                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                               POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------   --------------------------------------------------------
Robert I. Lipp .................   Chairman and Chief Executive Officer--Global
                                   Consumer Business. From 1976 to 2000 he was Chairman of
                                   the Board of the Company and from 1996 to 1998 he was
                                   Chief Executive Officer of the Company. From October 1998
                                   to April 1999, he was Co-Chairman--Global Consumer Business
                                   of the Parent. He is a Director of Citicorp and Citibank,
                                   N.A. Prior to joining the Parent, Mr. Lipp spent
                                   23 years with Chemical New York Corporation. He is
                                   President of the New York City Ballet; a director of the
                                   Wadsworth Atheneum a Trustee of Williams College; and
                                   Chairman of Dance-On Inc.

Deryck C. Maughan ..............   Vice Chairman. He is a Director of Salomon Smith
                                   Barney Holdings Inc. and Salomon Smith Barney Inc.;
                                   a Managing Director of Salomon Smith Barney Inc. He
                                   has been employed in such position or other executive
                                   or management positions with Parent since
                                   November 1997. He was, until, the consummation of
                                   the merger with Salomon Inc in November 1997,
                                   Chairman and Chief Executive Officer of Salomon
                                   Brothers Inc and an Executive Vice President of
                                   Salomon Inc. He is a member of the Group of Thirty
                                   and the Trilateral Commission, serves on the
                                   International Advisory Board of the British American
                                   Business Council and is a Trustee of the Japan Society.
                                   Mr. Maughan is a citizen of the United Kingdom.

Victor J. Menezes ..............   Co-Chief Executive--Global Corporate and Investment
                                   Bank. He has been President of Citibank, N.A. since June
                                   1998. Mr. Menezes is a Director of Citicorp and
                                   Citibank, N.A. He is a Trustee of the Asia Society and
                                   a member of the U.S. Advisory Board of INSEAD.

Charles O. Prince, III .........   General Counsel and Corporate Secretary. He joined
                                   Commercial Credit Company (a predecessor company
                                   to Parent) in 1979, was promoted to Senior Vice
                                   President and General Counsel in 1983 and was named
                                   Executive Vice President in 1996.

William R. Rhodes ..............   Vice Chairman. He is also a Vice Chairman of Citicorp
                                   and Citibank, N.A. Mr. Rhodes joined Citibank, N.A.
                                   in 1957. He is a Governor and Trustee of The New York
                                   and Presbyterian Hospital and a Director of the New York
                                   City Partnership and Chamber of Commerce.

Petros Sabatacakis .............   Senior Risk Officer. Senior Risk Manager for the Global
                                   Corporate and Investment Bank. Mr. Sabatacakis joined
                                   Parent in August 1999 and prior to that time, was
                                   Senior Vice President--Financial Services for American
                                   International Group. Previously, he was senior risk
                                   manager and head of Global Treasury and Capital
                                   Markets at Chemical Bank.

                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                             POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ----------------------------------------------------------
Todd S. Thomson ..............   Chief Financial Officer of Parent. Prior to that Mr.
                                 Thomson was Chief Executive Officer, Citibank Global Private
                                 Bank. Mr. Thomson joined Parent in July 1998 and,
                                 prior to that time, was Senior Vice President, Strategic
                                 Planning and Business Development for GE Capital
                                 Services. Previously, he held management positions at
                                 Barents Group LLC and Bain and Company.

Marc P. Weill ................   Chief Executive of Citigroup Investments, Inc. He is
                                 Chief Investment Officer of The Travelers Insurance
                                 Company. He also serves as Chairman of the Board of
                                 Travelers Asset Management International Corporation,
                                 a registered investment advisor, and serves as an officer
                                 and/or director of various other subsidiaries of
                                 Parent. Mr. Weill has held various other positions with
                                 Parent and its subsidiaries since January 1991.
                                 He is a board member and sponsor of The Fresh Air
                                 Fund as well as the Connecticut Special Olympics.

Robert B. Willumstad .........   Head of Global Consumer Lending. He is also
                                 Chairman of CitiFinancial Credit Company. Mr. Willumstad
                                 has been employed in executive or management positions
                                 with the Parent for more than the past five years. Prior to joining Parent, Mr. Willumstad spent 20 years with
                                 Chemical Bank in various positions including the post
                                 of President of Chemical Technologies Corporation.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. Each person identified below is a United States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is One Tower Square, Hartford, Connecticut 06183.




                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                        POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------   --------------------------------------------------------
J. Eric Daniels .........   Director since 2000. Chairman, President and Chief
                            Executive Officer of Travelers Life & Annuity Company
                            since 1998. Mr. Daniels previously served as Chief
                            Operating Officer for Citibank's Consumer Bank. He
                            joined Citibank in 1975.

Irwin Ettinger ..........   Director since 1994. Chief Accounting Officer and
                            Chief Tax Officer of the Parent. Mr. Ettinger joined
                            Commercial Credit Company (a predecessor company
                            to the Parent) in 1987, was named Senior Vice President
                            in 1991 and Executive Vice President in 1996.

Jay S. Fishman ..........   Director since 1993. See description in item 1 above.

Robert I. Lipp ..........   Director since 1993. See description in item 1 above.

Marc P. Weill ...........   Director since 1993. See description in item 1 above.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. Each person identified below is a United

States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o Travelers Property Casualty Corp., One Tower Square, Hartford, Connecticut 06183.




                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                            POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------   --------------------------------------------------------
Kenneth J. Bialkin ..........   Director since 1996. See description in item 1 above.

Leslie B. Disharoon .........   Director since 1998. Former Chairman of the Board,
                                President and Chief Executive Officer of Monumental
                                Corporation from 1978 to 1988. He is also a director of
                                Aegon USA, Inc., GRC International Inc. M.S.D. & T.
                                Funds, Inc. and Caves Valley Club Inc. (Chairman).

Jay S. Fishman ..............   Director since 1998. See description in item 1 above.

Robert I. Lipp ..............   Director since 1996. See description in item 1 above.

Dudley C. Mecum .............   Director since 1996. See description in item 1 above.

Frank J. Tasco ..............   Director since 1996. Retired Chairman of the Board
                                and Chief Executive Officer of Marsh & McLennan
                                Companies, Inc. He was a director of Travelers Group Inc.
                                from 1992 to 1998. He is Chairman of the Board of Angram Inc.

Sanford I. Weill ............   Director since 1996. See description in item 1 above.

Arthur Zankel ...............   Director since 1996. See description in item 1 above.

Charles J. Clarke ...........   Vice Chairman since 1998; Chairman--Commercial Lines of
                                the Company since 1990. He has been employed in such
                                positions or other executive or management positions with
                                the Company or its affiliates for more than the past five
                                years.

J. David Gibbs ..............   President and Chief Executive Officer--Claim Services
                                of the Company since 1998. Mr. Gibbs was Executive
                                Vice President responsible for the Field Services
                                Division of the Company from 1996 through 1998. Prior
                                to joining the Company, Mr. Gibbs served as Senior
                                Vice President, Product Services and Regulation of
                                American International Group's Domestic Brokerage
                                Group. Mr. Gibbs had served in several positions at
                                American International Group since 1990.

Joseph P. Kiernan ...........   Chairman and Chief Executive Officer--Bond Specialty
                                of the Company since March 1996. From 1989 to
                                March 1996, Mr. Kiernan was Vice President of Aetna's
                                bond business and has worked in the bond business
                                lines at Aetna since 1963. From June 1995 to
                                March 1996, Mr. Kiernan was Vice President of Standard
                                Commercial Accounts of Aetna.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                           POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------   ---------------------------------------------------------
Douglas G. Elliot ..........   Chief Operating Officer--Commercial Lines of the
                               Company since 1999. He has been employed in such
                               position or other executive or management positions
                               with the Company or its predecessors for more than the
                               past five years.

Ronald E. Foley ............   Chairman and Chief Executive Officer--Risk
                               Management of the Company since January 1996. He
                               has been employed in such positions or other executive
                               or management positions with the Company or its
                               affiliates for more than the past five years.

William P. Hannon ..........   Chief Financial Officer of the Company since
                               January 1996. Prior to joining the Company, Mr. Hannon
                               served as Deputy Managing Partner of the Financial
                               Services practice of KPMG LLP, which he joined in
                               1969, and also served as a member of the firm's
                               Securities and Exchange Commission reviewing
                               partner's committee.

James M. Michener ..........   Senior Vice President, General Counsel and Secretary
                               of the Company since July 1996. Prior to joining the
                               Company, Mr. Michener was General Counsel of The
                               MetraHealth Companies, Inc. from January 1995 to
                               October 1995 and Deputy General Counsel of United
                               HealthCare Corporation from October 1995 to
                               May 1996. From August 1977 to December 1994, Mr.
                               Michener served in several positions at the Purchaser.

Douglas K. Russell .........   Vice President, Controller and Chief Accounting Officer
                               of the Company since July 1999. Mr. Russell has served
                               in several positions at the Company since January 1997.
                               Prior to joining the Company, Mr. Russell was a Director
                               of MetraHealth Companies, Inc. from May 1995 to
                               October 1995 and of United HealthCare Corporation
                               from October 1995 to December 1996. From 1979 to
                               May 1995, Mr. Russell served as Staff-Senior Manager
                               of Ernst & Young LLP.

                                                                     SCHEDULE II

     The following table sets forth information concerning transactions in the Company's Common Stock during the past 60 days by (i) Parent, its subsidiaries, and their respective directors and executive officers, and (ii) the Company, its subsidiaries, their respective directors and executive officers and any pension, profit-sharing or similar plan of the Company. All transactions listed below involved open-market purchases or sales of the Company's Common Stock.




                                                    NUMBER OF SHARES
                                                    OF THE COMPANY's
NAME OF PARTY                  TRANSACTION DATE       COMMON STOCK      PRICE PER SHARE
-------------                  ----------------       ------------      ---------------
Douglas G. Elliot .........        1/22/00                  571           $ 36.7344
Jay S. Fishman ............        1/22/00                3,867           $ 36.7344
Ronald E. Foley ...........        1/22/00                1,612           $ 36.7344
William P. Hannon .........        1/22/00                1,506           $ 36.7344
Robert I. Lipp ............        1/22/00               13,267           $ 36.7344
James M. Michener .........        1/22/00                  636           $ 36.7344
                                                         ------
Total .....................                              21,459

     The following sets forth information with respect to purchases of the Company Common Stock by the Company, Parent and the Purchaser during the past two years.



                                                                                  AVG. PURCHASE
                                          NUMBER OF          RANGE OF PRICES      PRICE(1) PER
                                      SHARES PURCHASED       PAID PER SHARE       SHARE DURING
QUARTER/YEAR           PURCHASER       DURING QUARTER      DURING QUARTER ($)      QUARTER ($)
------------           ---------       --------------      ------------------      -----------
3rd Quarter 1998     the Company            386,500          $ 33.76-30.50          $ 31.66
4th Quarter 1998     the Company          1,642,500          $ 33.94-25.11          $ 30.22
1st Quarter 1999     the Company            946,500          $ 35.34-28.53          $ 30.50
2nd Quarter 1999     the Company            542,500          $ 40.76-33.66          $ 37.58
3rd Quarter 1999     the Company            453,500          $ 39.73-29.24          $ 35.46
4th Quarter 1999     the Company          3,194,500          $ 37.81-28.01          $ 32.45
1st Quarter 2000     the Company          2,301,000          $ 38.06-30.34          $ 33.56

----------
(1)   Purchase prices exclude commissions.

                                                                         ANNEX-A






                         AGREEMENT AND PLAN OF MERGER




                                 BY AND AMONG




                                CITIGROUP INC.,



                      THE TRAVELERS INSURANCE GROUP INC.



                                      AND



                       TRAVELERS PROPERTY CASUALTY CORP.




                           DATED AS OF MARCH 22, 2000

                                   ARTICLE I

                                THE TENDER OFFER

   SECTION 1.01 The Tender Offer .........................................A-1
   SECTION 1.02 Company Action ...........................................A-2


                                   ARTICLE II

                                   THE MERGER

   SECTION 2.01 The Merger ...............................................A-3
   SECTION 2.02 Effective Time ...........................................A-3
   SECTION 2.03 Effects of the Merger ....................................A-3
   SECTION 2.04 Certificate of Incorporation and Bylaws ..................A-4
   SECTION 2.05 Directors ................................................A-4
   SECTION 2.06 Officers .................................................A-4
   SECTION 2.07 Conversion of Shares .....................................A-4
   SECTION 2.08 Merger Without Stockholders' Meeting .....................A-4
   SECTION 2.09 Stockholders' Meeting ....................................A-4


                                  ARTICLE III

                     DISSENTING SHARES; PAYMENT FOR SHARES

   SECTION 3.01 Dissenting Shares ........................................A-5
   SECTION 3.02 Exchange of Certificates and Cash ........................A-5
   SECTION 3.03 Stock Transfer Books .....................................A-7


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     SECTION 4.01 Corporate Organization ..................................A-7
     SECTION 4.02 Capitalization ..........................................A-7
     SECTION 4.03 Authority Relative to this Agreement ....................A-7
     SECTION 4.04 No Conflict; Required Filings and Consents ..............A-8
     SECTION 4.05 SEC Filings and Financial Statements ....................A-8
     SECTION 4.06 Absence of Certain Changes of Events ....................A-9
     SECTION 4.07 No Undisclosed Liabilities ..............................A-9
     SECTION 4.08 Company Benefit Plans ...................................A-9
     SECTION 4.09 Proxy Statement .........................................A-9
     SECTION 4.10 Opinion of Financial Advisor ............................A-9
     SECTION 4.11 Board Approval ..........................................A-9
     SECTION 4.12 Brokers .................................................A-10

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

   SECTION 5.01 Corporate Organization ...................................A-10
   SECTION 5.02 Authority Relative to this Agreement .....................A-10
   SECTION 5.03 No Conflict; Required Filings and Consents ...............A-10
   SECTION 5.04 Brokers ..................................................A-11
   SECTION 5.05 Financing ................................................A-11
   SECTION 5.06 Proxy Statement ..........................................A-11


                                   ARTICLE VI

                                   COVENANTS

   SECTION 6.01 Conduct of Business of the Company .......................A-11
   SECTION 6.02 Notification of Certain Matters ..........................A-12
   SECTION 6.03 Indemnification; Directors' and Officers' Insurance ......A-12
   SECTION 6.04 Access and Information ...................................A-13
   SECTION 6.05 Publicity ................................................A-13
   SECTION 6.06 Reasonable Best Efforts ..................................A-13
   SECTION 6.07 Company Benefit Plans ....................................A-13
   SECTION 6.08 Contribution of Company Common Stock .....................A-13
   SECTION 6.09 Purchaser Compliance .....................................A-13


                                  ARTICLE VII

                                   CONDITIONS

   SECTION 7.01 Conditions to Obligation of Each Party to Effect
                the Merger ...............................................A-14


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 8.01 Termination ..............................................A-14
   SECTION 8.02 Effect of Termination ....................................A-14
   SECTION 8.03 Amendment ................................................A-15
   SECTION 8.04 Extension Waiver .........................................A-15


                                   ARTICLE IX

                                 MISCELLANEOUS

   SECTION 9.01 Non-Survival of Representations, Warranties
                and Agreements ...........................................A-15
   SECTION 9.02 Fees and Expenses ........................................A-15
   SECTION 9.03 Notices ..................................................A-15
   SECTION 9.04 Governing Law ............................................A-16

     SECTION 9.05 Interpretation .........................................A-16
     SECTION 9.06 Entire Agreement; Assignment ...........................A-16
     SECTION 9.07 Severability ...........................................A-16
     SECTION 9.08 Parties In Interest ....................................A-16
     SECTION 9.09 Counterparts ...........................................A-16

     ANNEX A ........................................................Annex A-1

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 22, 2000, by and among Citigroup Inc., a Delaware corporation ("Parent"), The Travelers Insurance Group Inc., a Connecticut corporation and an indirect wholly owned subsidiary of Parent (the "Purchaser"), and Travelers Property Casualty Corp., a Delaware corporation (the "Company").

     WHEREAS, the Purchaser beneficially owns 100% of the Class B common stock, par value $.01 per share, of the Company (the "Class B Common Stock"), which represents approximately 85% of the outstanding shares of common stock of the Company;

     WHEREAS, it is proposed that the Purchaser shall commence a tender offer (the "Tender Offer") to acquire all of the outstanding shares of Class A common stock, par value $.01 per share, of the Company (the "Shares" or the "Company Common Stock"), for an amount equal to $41.50 per Share (such amount, or any greater amount per Share paid pursuant to the Tender Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions provided herein; and

     WHEREAS, the Board of Directors of the Company, based on the recommendation of the special committee of independent directors of the Board of Directors of the Company (the "Special Committee"), has (i) determined that each of the Tender Offer and the merger of the Merger Sub (as hereinafter defined) with and into the Company, with the Company as the surviving corporation (the "Merger"), is fair to and in the best interests of the stockholders of the Company (other than Parent or the Purchaser), (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and (iii) recommended acceptance of the Tender Offer and approval and adoption of this Agreement and the Merger by such stockholders of the Company, subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, the Purchaser and the Company hereby agree as follows:


                                   ARTICLE I

                                THE TENDER OFFER

     SECTION 1.01 The Tender Offer. (a) Provided that none of the events set forth in Annex A hereto shall have occurred or be existing, as soon as practicable (but in no event later than five business days from the public announcement of the terms of this Agreement) Parent shall cause the Purchaser to commence the Tender Offer. The initial expiration date of the Tender Offer shall be the twentieth business day from and after the date the Tender Offer is commenced (the "Initial Expiration Date"). The obligation of the Purchaser to commence the Tender Offer and to accept for payment and pay for Shares tendered pursuant to the Tender Offer shall be subject only to the conditions set forth in Annex A hereto, any of which conditions may be waived by the Purchaser in its sole discretion. The Purchaser expressly reserves the right to amend or make changes to the terms and conditions of the Tender Offer; provided, however, that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Committee and the Company's Board of Directors), the Purchaser shall not (i) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (ii) impose any additional conditions to the Tender Offer from those set forth in Annex A hereto, or (iii) otherwise amend the Tender Offer in a manner that would adversely affect the holders of Shares. The Company agrees that no Shares held by the Company or any subsidiary of the Company will be tendered pursuant to the Tender Offer. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, the Purchaser shall have the right to extend the Tender Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Tender Offer, if applicable), any of the conditions to the Tender Offer shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Tender Offer or any period required by applicable law; (iii) for an aggregate period not to exceed ten business days (for all such extensions), if all of the conditions to the Tender Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn

(together with such number of Shares as may be issued upon conversion of the shares of Class B Common Stock owned by the Purchaser) is less than ninety percent of the then outstanding number of Shares; or (iv) pursuant to an amendment to the Tender Offer providing for a "subsequent offering period" not to exceed twenty business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following the satisfaction or waiver of the conditions to the Tender Offer, Parent shall cause the Purchaser to accept for payment, in accordance with the terms of the Tender Offer, all Shares validly tendered pursuant to the Tender Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law.

     (b) The Purchaser shall file with the Securities and Exchange Commission (the "SEC") on the date that the Tender Offer is commenced (i) a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "Schedule TO") which will contain, among other things, the offer to purchase, form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, the "Tender Offer Documents"), and (ii) together with Parent and the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Tender Offer which shall be filed as a part of the Schedule TO. The Tender Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Tender Offer Documents. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Tender Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Tender Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the initial Schedule TO before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel with any comments or other communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents and the promptly after the receipt of such comments or other communications.

     SECTION 1.02 Company Action. The Company hereby approves of and consents to the Tender Offer. Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents to Parent and the Purchaser, that (a) each of the Special Committee and the Board of Directors of the Company, at meetings duly called and held, has unanimously (i) determined that each of the Tender Offer and the Merger is fair to and in the best interests of the Company's stockholders (other than Parent or the Purchaser); (ii) approved this Agreement and the transactions contemplated hereby, including, without limitation the Tender Offer and the Merger; and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn or modified to the extent that the Board of Directors of the Company, based on the recommendation of the Special Committee, determines in good faith, based on the advice of outside counsel, that such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; and (b) Morgan Stanley & Co., Incorporated, the financial advisor to the Special Committee ("Morgan Stanley"), has delivered to the Special Committee and the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company (other than Parent or the Purchaser) pursuant to each of the Tender Offer and the Merger is fair to such stockholders from a financial point of view. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

     SECTION 1.03 Stockholder Lists. In connection with the Tender Offer, the Company shall promptly furnish the Purchaser with mailing labels, security position listings of Shares held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of Shares, each as of the most recent practicable date, and shall promptly furnish the Purchaser with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as the Purchaser or its agents may reasonably request in connection with communicating to the record and beneficial holders of Shares with respect to the Tender Offer and the Merger.


                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.02 hereof), the Company and the Purchaser shall consummate the Merger pursuant to which (a) TAP Merger Corp., a wholly owned Delaware subsidiary of the Purchaser ("Merger Sub"), shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     SECTION 2.02 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making any related filings required under the Delaware General Corporation Law ("DGCL") in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "Effective Time" or the "Closing"). Prior to such filing, a closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or such other place as the parties shall agree, for the purposes of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

     SECTION 2.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

     SECTION 2.04 Certificate of Incorporation and Bylaws. Subject to Section
6.03 hereof, the Certificate of Incorporation and the Bylaws of the Company in effect upon consummation of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     SECTION 2.05 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

     SECTION 2.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

     SECTION 2.07 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or any holder of Shares:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than Shares to be canceled pursuant to clause (b) below and any Dissenting Shares (as hereinafter defined)) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.02, an amount in cash per Share equal to the Offer Price (the "Merger Consideration"), without interest. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law.

     (b) Each share of Company Common Stock and Class B Common Stock (i) held in the treasury of the Company or by any wholly owned subsidiary of the Company or (ii) owned by Parent or the Purchaser (except for Company Common Stock held by Parent or any of its affiliates in a fiduciary or similar capacity on behalf of third parties or held on account of a debt previously contracted) shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.

     (c) Each share of common stock, par value $.01 per share, of the Merger Sub (the "Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     SECTION 2.08 Merger Without Stockholders' Meeting. If, as a result of the purchase of Shares pursuant to the Tender Offer and compliance with the terms of this Section 2.08, the Purchaser owns in the aggregate at least 90% of the Shares outstanding upon completion of the Tender Offer and continues to hold at least 90% of the outstanding Class B Common Stock, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VII without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (a "Short-Form Merger"). In connection therewith, if following the purchase of Shares pursuant to the Tender Offer, the Purchaser owns in the aggregate less than 90% of the Shares outstanding, the Purchaser agrees to convert such number of shares of Class B Common Stock into Company Common Stock to the extent that, after giving effect to such conversion, Parent and the Purchaser would own in the aggregate the number of Shares necessary to effect a Short-Form Merger.

     SECTION 2.09 Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company acting through its Board of Directors shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Tender Offer to consider and vote upon the approval and adoption of this Agreement and the Merger;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to this Agreement and the Merger and use its best efforts (A) after consultation with Parent and the Purchaser, to respond promptly to any comments made by the staff of the SEC with respect to such preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments or supplements thereto, the "Proxy Statement") to be mailed to its stockholders at the earliest practicable time, and (B) to obtain the necessary approvals of this Agreement and the Merger by its stockholders; and

          (iii) include in the Proxy Statement the recommendations of the Special Committee and the Company's Board of Directors that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have determined in good faith, based on the advice of its outside counsel, that such recommendation would violate its fiduciary duties under applicable law.

     (b) Parent and the Purchaser will provide the Company with the information concerning Parent, the Purchaser and their subsidiaries and affiliates required under the Exchange Act to be included in the Proxy Statement. If a vote of the stockholders of the Company is necessary to effect the Merger, each of Parent and the Purchaser will vote or cause to be voted all Shares and shares of Class B Common Stock owned by it and its subsidiaries in favor of the approval and adoption of this Agreement and the Merger.


                                  ARTICLE III

                     DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for approval and adoption of this Agreement and the Merger nor consented thereto in writing and
(ii) who shall be entitled to and shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares fails to perfect, withdraws or otherwise loses such holder's right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

     SECTION 3.02 Exchange of Certificates and Cash. (a) Exchange Agent. On or before the Closing Date, Parent shall enter into an agreement providing for the matters set forth in this Section 3.02 (the "Exchange Agent Agreement") with a bank or trust company selected by Parent (the "Exchange Agent"), authorizing such Exchange Agent to act as Exchange Agent in connection with the Tender Offer and the Merger. Immediately prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Exchange Agent, for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.07(b)), an amount in cash equal to the aggregate Merger Consideration payable pursuant to Section 2.07(a) (such cash funds are hereafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.07(b) (the "Certificates"), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article III to the transferee of such shares if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this
Section 3.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate. The Exchange Fund shall not be used for any purpose other than as set forth in this Article III. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of the Surviving Corporation.

     (c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Company Common Stock for six months following the Effective Time shall be delivered by the Exchange Agent to the Surviving Corporation, upon demand. Any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

     (d) No Liability. None of the Surviving Corporation, Parent, the Purchaser, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

     (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

     SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. Any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Merger Consideration pursuant to the terms in this Article III.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          THE COMPANY HEREBY REPRESENTS AND WARRANTS TO PARENT AND THE
                              PURCHASER AS FOLLOWS:


     SECTION 4.01 Corporate Organization. The Company and each of its subsidiaries (a "Subsidiary") is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). The Company and each Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have Company Material Adverse Effect.

     SECTION 4.02 Capitalization. (a) The authorized capital stock of the Company consists of 700,000,000 shares of Company Common Stock, 700,000,000 shares of Class B Common Stock, and 25,000,000 shares of preferred stock, par value $.01 per share. As of March 21, 2000, (i) 57,128,767 shares of Company Common Stock and 328,020,170 shares of the Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable,
(ii) 15,264,640 Shares were held in the Company's treasury, and (iii) no shares of preferred stock were issued or outstanding. Since March 21, 2000, the Company has not issued any shares of its capital stock. Except as set forth in this Section 4.02 and except for this Agreement and the transactions contemplated hereby (including any conversion of Class B Common Stock pursuant to Section 2.08 hereof), there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements, commitments or rights of any character relating to issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, or to make any payments in respect of, shares of capital stock or other securities of the Company.

     (b) Except for this Agreement and the transactions contemplated hereby, there are not now, and at the Effective Time there will be not be, any voting trusts or other agreements or understanding to which the Company or any Subsidiary is a party or is bound with respect to the voting of capital stock of the Company or any Subsidiary.

     SECTION 4.03 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement and the Merger by the stockholders of the Company, to the extent required by applicable law, and the filing and recordation of the Certificate of Merger as required by the
DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company's Restated Certificate of Incorporation, as amended to the date hereof (the "Company Charter"), or its restated Bylaws (the "Bylaws"), or the certificate of incorporation, bylaws or other equivalent organizational documents of any Company Subsidiary or (ii) conflict with or violate any federal, state or local statute, law, rule, regulation, ordinance, code, order, or any other requirement or rule of law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of those properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Tender Offer, the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) any applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), (B) the filing and recordation of appropriate merger and similar documents as required by the DGCL, and (C) any insurance regulatory approvals necessary to consummate the Offer, the Merger and the transactions contemplated hereby, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

     SECTION 4.05 SEC Filings and Financial Statements. The Company has heretofore filed (or, with respect to forms, reports, statements, schedules and other materials required to be filed after the date hereof, will file) all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities laws since January 1, 1997 (the "SEC Reports"). As of their respective dates, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws and to the best knowledge of the Company, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (the "1999 Financial Statements") included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (including the related notes thereto) (the "1999 Form 10-K") have been prepared from, and are in accordance with, the books and records of the Company and its subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") or insurance statutory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

     SECTION 4.06 Absence of Certain Changes of Events. Except as disclosed in the SEC Reports, since December 31, 1999, neither the Company nor any of its Subsidiaries has (a) conducted its business other than in the ordinary and usual course of business consistent with post practice or (b) suffered any change in its business, financial condition, results of operations, assets or liabilities which, in the aggregate, has had or is reasonably likely to have Company Material Adverse Effect.

     SECTION 4.07 No Undisclosed Liabilities. Except (a) as disclosed in the SEC Reports filed prior to the date hereof, (b) for liabilities incurred by the Company or its Subsidiaries in the ordinary course of business consistent with past practice and (c) for liabilities incurred in connection with the transactions contemplated by this Agreement, to the best knowledge of the Company, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

     SECTION 4.08 Company Benefit Plans. Each of the Nomination, Compensation and Governance Committee of the Board of Directors of the Company and the Incentive Compensation Sub-Committee of the Board of Directors of the Company has adopted a valid and binding rule to provide that the restricted shares of Company Common Stock ("Restricted Shares") granted under the Company's Capital Accumulation Plan (the "CAP Plan") shall be converted into cash in the Merger and such consideration shall be deposited, as elected by the holders of such shares, in either of two grantor trusts to be established by the Company, one of which shall provide for a fixed and/or variable rate of return and the other of which shall invest in common stock of Parent (each, a "Trust" and, collectively, the "Trusts"), such consideration to be invested and held in such Trusts until the end of the Restricted Period (as defined in the CAP Plan) and otherwise to be subject to the same terms and conditions as are applicable to Restricted Shares under the Plan. The Company will amend the Company's Stock Purchase Plan (the "Purchase Plan") to provide that (i) the Purchase Plan shall terminate as of the Effective Time, (ii) all elections made by participants of the Purchase Plan for the month of March shall be honored by the Company pursuant to the terms of the Purchase Plan, and (iii) no new elections by any person to participate in the Purchase Plan for any month after March will be honored.

     SECTION 4.09 Proxy Statement. In addition to the Company's representations and warranties contained in Section 1.02, none of the information supplied by the Company for inclusion in the Proxy Statement or related materials, at the time such Proxy Statement or any amendments or supplements thereto are filed with the SEC, and at the time of the first mailing and at the time of the Special Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.10 Opinion of Financial Advisor. Morgan Stanley has delivered to the Special Committee its opinion to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company (other than Parent and its subsidiaries) pursuant to the Tender Offer and the Merger is fair to such stockholders from a financial point of view.

     SECTION 4.11 Board Approval. The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, at a meeting duly called and held and at which a quorum was present and voting, unanimously (a) determined that this Agreement, the Tender Offer and the Merger are fair to and in the best interests of the Company's stockholders (other than Parent or the Purchaser), (b) approved this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend acceptance of the Tender Offer and approval and adoption of this Agreement by the Company's stockholders.

     SECTION 4.12 Brokers. No broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.


                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

        PARENT AND THE PURCHASER HEREBY JOINTLY AND SEVERALLY REPRESENT
                     AND WARRANT TO THE COMPANY AS FOLLOWS:

     SECTION 5.01 Corporate Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     SECTION 5.02 Authority Relative to this Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and the Purchaser, and by Parent as the sole stockholder of the Purchaser, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the Purchaser or the consummation by Parent and the Purchaser of the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms.

     SECTION 5.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and the Purchaser do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or the Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either Parent or the Purchaser or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of either Parent or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which either Parent or the Purchaser is a party or by which either Parent or the Purchaser or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by each of Parent of the Purchaser of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby (a "Parent Material Adverse Effect").

     (b) The execution and delivery of this Agreement by Parent and the Purchaser do not, and the performance of this Agreement and the consummation of the Tender Offer, the Merger and the other transactions contemplated hereby by Parent and the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act, the Securities Act and state takeover laws, and (B) filing and recordation of appropriate merger and similar documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby in any material respect or otherwise prevent Parent or the Purchaser from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 5.04 Brokers. No broker, finder or investment banker (other than Salomon Smith Barney Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or the Purchaser.

     SECTION 5.05 Financing. Either Parent or the Purchaser has or will have available, prior to the expiration of the Tender Offer, sufficient funds to enable Parent and the Purchaser to consummate the Tender Offer, the Merger and other transactions contemplated hereby and to pay all fees and expenses related to the transactions contemplated by this Agreement.

     SECTION 5.06 Proxy Statement. In addition to Parent's and the Purchaser's representations and warranties contained in Section 1.01(b), none of the information supplied by Parent or the Purchaser for inclusion in the Proxy Statement or related materials at the time such Proxy Statement or any amendments or supplements thereto are filed with the SEC and at the time of the first mailing and at the time of the Special Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.01 Conduct of Business of the Company. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise agree in writing or unless such action shall have been approved by a majority of the entire Board of Directors of the Company or except as otherwise expressly contemplated by this Agreement:

     (a) The business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary and usual course of business consistent with past practice;

     (b) The Company and its Subsidiaries shall use their commercially reasonable best efforts to keep available the services of its and their present officers and key employees and to preserve the good will of those having business relationships with any of them; and

     (c) None of the Company or any of its Subsidiaries shall directly or indirectly: (i) declare or pay any dividend or make any distribution with respect to any shares of its capital stock; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding share of its capital stock; (iii) propose or adopt any amendments to its charter documents or bylaws; (iv) issue, sell, pledge, dispose or encumber any capital stock of the Company or of any of its Subsidiaries except as required pursuant to the CAP Plan, the Purchase Plan, the Company's Agency Capital Accumulation Plan, the Elite Share Program, the Company's Compensation Plan for Non-Employee Directors or the Travelers Group 401(k) Savings Plan or pursuant to the conversion of Class B Common Stock pursuant to Section 2.08 hereof; (v) except in the ordinary and usual course of business consistent with past practice, sell, pledge, dispose of or encumber any of its material assets; (vi) incur any long-term indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse any material obligations of any other person except for obligations of any wholly owned subsidiary; (vii) approve, adopt or amend any agreement, plan, program or arrangement which provides any benefits to any employee of the Company (other than as contemplated by this Agreement); (viii) except in the ordinary and usual course of business consistent with past practice, increase, directly or indirectly, the compensation of any employee of the Company; (ix) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person; or (x) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 6.02 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence of failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of the Company, on the one hand, or Parent or the Purchaser, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties of the conditions to the parties hereunder.

     SECTION 6.03 Indemnification; Directors' and Officers' Insurance. (a) Parent and the Company agree that all rights to indemnification now existing in favor of the present or former directors or officers of the Company or any of its Subsidiaries as provided in the Company Charter and Bylaws, or in the certificate or articles of incorporation, by-laws or similar documents of any of such Subsidiaries, in effect as of the date hereof shall, with respect matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. To the maximum extent permitted by law, such indemnification shall be mandatory rather than permissive, and the Company or the Surviving Corporation, as the case may be, shall advance expenses in connection with such indemnification. Parent and the Company further agree that all rights to indemnification now existing in favor of the present or former directors or officers of the Company or any of its Subsidiaries in any indemnification agreement between such person and the Company or any such Subsidiary, as the case may be, shall survive the Merger and continue and full force and effect in accordance with the terms of such agreement.

     (b) From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time a director of the Company against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages, liabilities and, subject to the proviso of the next sentence, amounts paid in settlement, to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage, liability or settlement (whether or not arising before the Effective Time), (i) Parent and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the director seeking indemnification pursuant to this Section 6.03(b), which counsel shall be reasonable satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such directors upon reimbursement of documented expenses reasonably incurred, (ii) any determination required to be made with respect to whether such directors' conduct complies with the standards set forth in the DGCL and any applicable provisions of the Company's Certificate of Incorporation or By-Laws shall be made by independent counsel mutually acceptable to Parent, the Surviving Corporation and such directors; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The directors seeking indemnification pursuant to this Section 6.03(b) as a group may retain one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to a director under applicable standards of professional conduct, a conflict on any significant issue between positions of such director and any other director seeking indemnification pursuant to this Section 6.03(b).

     (c) Parent shall or the Surviving Corporation shall maintain in effect for six years from the Effective Time, to the extent available, the current directors' and officers' liability insurance policies maintained by Parent or the Surviving Corporation covering those directors and officers of the Company who are currently covered by such policies (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time.

     (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the obligations of such party as contemplated by this Section 6.03.

     SECTION 6.04 Access and Information. The Company shall afford to Parent, the Purchaser and their representatives such access during normal business hours throughout the period prior to the Effective Time to the Company's books, records (including, without limitation, tax return and work papers of the Company's independent auditors), facilities, personnel and to such other information as Parent shall reasonably request.

     SECTION 6.05 Publicity. None of the Company, Parent or the Purchaser shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Tender Offer, the Merger or the other transactions contemplated hereby without prior consultation with the other parties, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party. Upon execution of this Agreement, Parent and the Company shall agree upon the text of a press release to be issued with respect to this Agreement and the transactions contemplated hereby.

     SECTION 6.06 Reasonable Best Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Tender Offer, the Merger and this Agreement, and to cooperate with the each other in connection with the foregoing, including using its reasonable best efforts (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to this Agreement. In furtherance of and not in limitation of the foregoing, the Company shall permit Parent to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to any takeover proposal, the Tender Offer, the Merger, this Agreement or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent's prior written consent, which shall not be unreasonably withheld.

     SECTION 6.07 Company Benefit Plans. (a) Parent or the Company shall provide adequate written notice to each holder of Restricted Shares under the CAP plan prior to the consummation of the Tender Offer that such holder shall prior to the consummation of the Tender Offer elect to cause an amount equal to the Merger Consideration to be paid with respect to such holder's Restricted Shares to be deposited in either or both of the Trusts in such proportions as such holder shall elect. In the event a holder does not make such an election, the Merger Consideration attributable to such holder's Restricted Shares shall be deposited into the Trust providing a fixed and/or variable rate of return.

     (b) The Company shall promptly mail a notice to each of the "Plan Agent," the "Plan Administrator" (as each such term is defined in the Purchase Plan), and each employee who is either a participant in the Purchase Plan or who is a former participant for whom the Plan Agent continues to hold shares of Company Common Stock under the Purchase Plan or who is eligible to participate in the Purchase Plan, notifying each such person of the amendments to the Purchase Plan described in Section 4.08.

     SECTION 6.08 Contribution of Company Common Stock. Promptly following consummation of the Offer, the Purchaser shall contribute all shares of Company Common Stock and all shares of Class B Common Stock to Merger Sub in order to effect the Merger.

     SECTION 6.09 Purchaser Compliance. Parent shall cause the Purchaser to comply with all of its obligations under this Agreement.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.01 Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law; and

     (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

     (c) Tender Offer. The Purchaser shall have purchased the Shares pursuant to the Tender Offer.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

     (a) by mutual written consent of the Board of Directors of the Company on behalf of the Company (as agreed to by the Special Committee) and Parent and the Purchaser;

     (b) by either Parent or the Board of Directors of the Company on behalf of the Company (as agreed to by the Special Committee) if (i) the Purchaser shall not have purchased the Shares pursuant to the Tender Offer on or before June 30, 2000; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by Parent and the Purchaser if prior to the purchase of Shares pursuant to the Tender Offer, the Special Committee or the Board of Directors of the Company shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Tender Offer, the Merger or this Agreement or shall have resolved to do any of the foregoing; or

     (d) by the Board of Directors of the Company on behalf of the Company (as agreed to by the Special Committee) if due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions set forth in Annex A hereto or otherwise, the Purchaser shall have failed to commence the Tender Offer within 5 business days following the date of this Agreement, terminated the Tender Offer or permitted the Tender Offer to expire without the purchase of Shares thereunder.

     SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01 hereof, except as provided in
Section 9.01 hereof, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent, the Purchaser or the Company. Nothing contained in this Section 8.02 shall relieve any party from liability for any willful breach of this Agreement.

     SECTION 8.03 Amendment. This Agreement may not be amended except pursuant to an instrument in writing signed by the Company following approval of such action by the Special Committee and signed by Parent and the Purchaser; provided, however, that after any approval of this Agreement by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which would: (i) decrease the Merger Consideration; or (ii) change any other terms and conditions and this Agreement if any of the changes would, individually or in the aggregate, materially adversely affect the stockholders of the Company.

     SECTION 8.04 Extension Waiver. At any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company, any party hereto, by action taken by the Special Committee on behalf of the Company or by Parent and the Purchaser, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.


                                  ARTICLE  IX

                                 MISCELLANEOUS

     SECTION 9.01 Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.01 hereof, as the case may be, except that the agreement set forth in Section 9.02 hereof shall survive termination and this Section
9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 9.02 Fees and Expenses. All costs and expenses incurred in connection with the Tender Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Tender Offer or the Merger shall be consummated.

     SECTION 9.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have duly given if delivered personally or sent by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

   (a) If to Parent or the Purchaser:

       Citigroup Inc.
       153 East 53rd Street
       New York, New York 10043
       Attention: Katherine McG. Sullivan, Esq.
       Telecopy No: 212-793-1925

       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       Four Times Square
       New York, NY 10036
       Attention: Eric J. Friedman, Esq.
       Telecopy No: 212-735-2000

   (b) If to the Company:

       Travelers Property Casualty Corp.
       One Tower Square
       Hartford, Connecticut
       Attention: James M. Michener, Esq.
       Telecopy No.: 860-277-8967

       with a copy to:

       Wachtell, Lipton, Rosen & Katz, LLP
       51 West 52nd Street
       New York, New York 10019
       Attention: Martin Lipton, Esq.
       Telecopy No.: 212-403-2000

     SECTION 9.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply.

     SECTION 9.05 Interpretation. For purposes of this Agreement, the term "subsidiary" shall mean with respect to a specified party, any other entity (i) of which fifty percent or more of either the equity interests in, or the voting control of, such entity is, directly or indirectly, beneficially owned by the specified party, (ii) of which the specified party has the ability to (A) elect fifty percent or more of the directors or members of the governing board of such entity or (B) appoint either the general partner of a general partnership or limited partnership or the managing member of a limited liability company or
(iii) that the specified party otherwise controls.

     SECTION 9.06 Entire Agreement; Assignment. The Agreement (together with the annex hereto) (a) contains the entire agreement among Parent, the Purchaser and the Company with respect to the Tender Offer, the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the parities, or any of them, with respect to these matters; and (b) shall not be assigned, except that the Purchaser may assign any of its rights and obligations hereunder, including, without limitation, the right to purchase any or all of the Shares tendered pursuant to the Tender Offer, to Parent or one or more direct or indirectly wholly owned subsidiaries of Parent; provided, however, that no such assignment shall relieve the Purchaser of its obligations hereunder.

     SECTION 9.07 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 9.08 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 6.03, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                        CITIGROUP INC.

                                        By: /s/ Charles O. Prince, III
                                           ------------------------------------
                                           Name:  Charles O. Prince, III
                                           Title: Secretary and General Counsel


                                        THE TRAVELERS INSURANCE GROUP INC.

                                        By: /s/ Irwin Ettinger
                                           ------------------------------------
                                           Name:  Irwin Ettinger
                                           Title: Senior Vice President


                                        TRAVELERS PROPERTY CASUALTY CORP.

                                        By: /s/ Jay S. Fishman
                                           ------------------------------------
                                           Name:  Jay S. Fishman
                                           Title: Chairman, President and Chief
                                                  Executive Officer

                                                                       ANNEX A-I

                         CONDITIONS TO THE TENDER OFFER

     Notwithstanding any other provision of the Tender Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Tender Offer at any time in its sole discretion in accordance with the terms of this Agreement, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to any applicable and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Tender Offer), and may terminate the Tender Offer as to any Shares not then paid for, if (i) Parent and the Purchaser shall not have obtained all insurance regulatory approvals necessary in order to consummate the Offer, the Merger and the other transactions contemplated hereby, or (ii) at any time on or after March 22, 2000 and prior to the time of payment for any such Shares, any of the following events shall occur:

          (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Tender Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (ii) prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Tender Offer or the Merger, (iii) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (iv) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (b) the representations and warranties of the Company set forth in the Agreement shall not be true and correct as of the date of consummation of the Tender Offer as though made on or as of such date, except for such failures to be true or correct that as has not had or would not be reasonably expected to have a Company Material Adverse Effect or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it;

          (c) the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Tender Offer, the Merger or the Agreement or shall have resolved to do any of the foregoing;

          (d) the Company, acting through its Board of Directors (as agreed to by the Special Committee), Parent and the Purchaser shall have agreed that the Purchaser shall terminate the Tender Offer or postpone the acceptance for payment of or payment for shares thereunder; or

          (e) the Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent, the Purchaser and their respective affiliates and may be asserted by Parent or the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

     Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

                                                                         ANNEX B

MORGAN STANLEY DEAN WITTER

                                                        1585 Broadway
                                                        New York, New York
                                                        10036
                                                        (212) 761-4000


                                                    March 21, 2000


Special Committee of the Board of Directors on behalf of the Board of Directors
Travelers Property Casualty Corp.
One Tower Square - 8GS
Hartford, CT 06183


Members of the Special Committee on behalf of:

We understand that Travelers Property Casualty Corp. (the "Company"), Citigroup Inc. ("Parent") and an indirect subsidiary of Parent (the "Buyer") propose to enter into a Transaction which will provide, among other things, for (i) the commencement by the Buyer of a tender offer (the "Tender Offer") for all issued outstanding shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), of the Company not already owned by or held by the Buyer for $41.50 per share in cash, and (ii) the subsequent merger (the "Merger") of a newly formed acquisition sub of the Buyer with and into the Company. You have indicated that pursuant to the Merger, the Company will become a wholly-owned subsidiary of the Buyer and each outstanding share of Class A Common Stock of the Company, other than shares held in treasury or held by the Buyer or any affiliate of the Buyer (except for shares held in a fiduciary or similar capacity on behalf of third parties or held on account of a debt previously contracted) or as to which dissenters' rights have been perfected, will be converted into the right to receive $41.50 per share in cash (the "Consideration"). We further understand that the Buyer beneficially owns, directly or indirectly, 100% of the Class B common stock, par value $0.01 per share (together with the Class A Common Stock, the "Common Stock"), constituting approximately 85% of the outstanding shares of the Common Stock.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Class A Common Stock of the Company (other than Parent, its subsidiaries and affiliates) pursuant to the Tender Offer and the Merger is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) reviewed certain financial projections prepared by the management of the Company;

     (iv)   reviewed the reported prices and trading activity for the Common
            Stock;

     (v) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly traded companies and their securities;

     (vi) reviewed the financial terms, to the extent publicly available, of certain comparable purchase transactions;

     (vii) participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors; and

     (viii) performed such other analyses and reviewed such other documentation as we have deemed appropriate.


We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have reviewed actuarial reports prepared by the Company with respect to reserve adequacy of the Company and have relied without independent verification upon such reports for purposes of this opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Special Committee on behalf of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent; provided however, that the Company may include the opinion in its entirety as an exhibit to any report, statement, or schedule filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 in connection with the Tender Offer or the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Class A Common Stock (other than Parent and its subsidiaries) pursuant to the Tender Offer and the Merger is fair from a financial point of view to such holders.


                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED

                                        By: /s/ Phillip S. Barnett
                                            -------------------------
                                            Phillip S. Barnett
                                            Managing Director

                                    ANNEX C

               EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
                   STATE OF DELAWARE RELATING TO THE RIGHTS
                           OF DISSENTING STOCKHOLDERS

                             262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g)), Section 252, Section 254, Section 257, Section 258,
Section  263 or  Section  264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
     Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.



       By Mail:                 By Overnight Courier Delivery:                 BY HAND:
    Citibank, N.A.                      Citibank, N.A.                      Citibank, N.A.
   Corporate Actions             Corporate Actions, Suite 4660        c/o Securities Transfer and
     P.O. Box 2544                 525 Washington Boulevard             Reporting Services Inc.
Jersey City, New Jersey       Jersey City, New Jersey 07303-2544              Attention:
      07303-2544                                                           Corporate Actions
                                                                          100 William Street
                                                                          New York, NY 10038

                      Facsimile for Eligible Institutions:
                                 (201) 324-3284



     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.


                     The Information Agent for the Offer is:

                               [INNISFREE LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                    Telephone: (212) 750-5833 (call collect)
                                       or
                         Call Toll Free (888) 750-5835


                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll-Free 1-800-996-7920